As filed with the United States Securities and Exchange Commission on February 9, 2007

Registration No. 333-139640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
(Amendment No. 1)

Associated Media Holdings, Inc.
(Name of small business issuer in its charter)

Nevada	4812	201507967
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code System	I.R.S Employer Identification No.

Park Tower 5150 East Pacific Coast Highway, Suite 300 Long Beach, CA 90804 (562) 986 4800
(Address and telephone number of principal executive offices)

Park Tower, 5150 East Pacific Coast Highway, Suite 300, Long Beach, CA 90804 (562) 986 4800
(Address of principal place of business or intended principal place of business)

Darryl Franklin Chief Executive Officer Associated Media Holdings, Inc. Park Tower, 5150 East Pacific Coast Highway, Suite 300, Long Beach, CA 90804 (562) 986 4800	Jacob Frenkel, Esq. Scott Museles, Esq. Shulman, Rogers, Gandal, Pordy & Ecker, P.A. 11921 Rockville Pike Rockville, Maryland 20852 (301) 230-5200

(Name, address, and telephone number of agents for service)

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿵______________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ࿵______________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ࿵______________________________

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.00025 per share	10,945,250	$00.50	$5,472,625	$586	(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. For purposes of this calculation, because the there is currently no trading market for the shares of the Company’s common stock, we have used the most recent sales price per share of our common stock, or $0.50 per share, as the maximum offering price.

(2)	Previoulsy paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (“SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

ASSOCIATED MEDIA HOLDINGS, INC.
10,945,250 Shares of Common Stock

This prospectus relates to the sale of up to 10,945,250 shares of our common stock by certain persons who are stockholders of Associated Media Holdings, Inc. We are not selling any new shares of common stock in this offering, and, therefore, we will not receive any proceeds from this offering. All costs associated with this registration will be borne by us. This is the first public offering of our common stock.

Currently, there is no public market for our common stock. The shares of common stock are being offered for sale by the selling stockholders from time to time at $.50 per share until our shares are quoted on the Pink Sheets or the Over-the-Counter Bulletin Board (“OTCBB”). If our shares of common stock are accepted for quotation on the Pink Sheets or OTCBB, the selling stockholders may sell their shares at prices established by the prevailing market price or based on privately negotiated prices. These prices likely will fluctuate based on the demand for the shares of our common stock. There is no assurance that our common stock will be accepted for quotation on the Pink Sheets or OTCBB, or, if accepted, that a liquid market will develop.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a-51-A promulgated under the Securities Exchange Act of 1934, as amended. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The securities offered in this prospectus are speculative and involve a high degree of risk. Please refer to the “Risk Factors” beginning on page 8.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Dealer Prospectus Delivery Obligation

Until _______, 2007 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to delivered a prospectus.

SUMMARY

The summary may not contain all of the information that may be important to you in evaluating whether to invest in our shares of common stock. You should read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to purchase the securities offered hereby. Unless indicated otherwise, references to “Associated Media,” “the Company,” “we,” “us,” and “our” refer to Associated Media Holdings, Inc.

Overview

We are a development stage company that recently began to offer media content and personalization products for mobile phones, smart phones, personal digital assistants (PDA’s) and other handheld wireless devices. These products are marketed and sold under the brand name Ignition through our social networking website located at www.ignition.tv (the “Ignition Website”). The principal focus of Ignition’s media content and personalization products is action sports, which include skateboarding, surfing, BMX, motocross (“MX”), and certain snow sports, such as snowboarding and extreme skiing. Our objective for the Ignition Website is to create a tightly-networked community destination for action sports enthusiasts in the United States and, in the future, outside the United States. Our goal is to be the leading provider of mobile media content and related mobile device personalization content products for action sports enthusiasts.

Ignition’s current media content products include wallpaper (still and moving still images), video content, data services (e.g., text messaging) and audio files, such as ringtones. Our media content products currently are comprised of both proprietary content and content licensed from established consumer brands associated with the action sports community and other brands that appeal to the action sports community. Ignition plans to integrate into the Ignition Website web profiles, blogs, e-mail, music streaming, photo and video galleries, user forums and media content to create a tightly-networked community for the millions of actions sports enthusiasts in the United States.

Our customers may purchase and download our products through a number of mediums, including the Ignition Website (transacted through the customer’s wireless carrier account), a wireless carrier's branded e-commerce service (known as “on carrier deck”), a Wireless Application Protocol (“WAP”) version of the Ignition Website accessed directly from mobile phones, or other websites to whom we or our licensees may license content. We charge our customers a one-time purchase fee for the product, which fees appear on the customer’s mobile phone bill. The wireless carriers and our primary distribution partner, m-Qube (which has a direct relationship with mobile phone carriers and third-party resellers), retain a percentage of the fees charged to consumers, as would third-party resellers, and m-Qube remits the balance of the fees to us. If applicable, we, in turn, would then pay the entities from which we license content a portion of this amount.

In January 2006, we launched the initial version of the Ignition Website. This site was a technical “beta” version, not for marketing to consumers. At the beginning of April 2006, we launched the consumer-ready version of the Ignition Website. Since then, the average daily number of unique visitors to the website has increased from approximately 3000 per day to over 3,800 per day based on an average through October and November 2006.

We have had only minimal revenues to date, have incurred losses since inception and currently rely upon the sale of our securities to fund operations. Our financial statements for the nine-months ended September 30, 2006 have been prepared on a going concern basis, and our ability to continue as a going concern is dependent on attaining profitable operations and obtaining additional outside financing. We have funded losses from operations in the current year primarily through the issuance of our common stock. Specifically, since October 2005, when we initiated our Ignition business, we have raised $1,495,000 through private placements of our common stock to accredited investors. Most of our current costs consist primarily of expenses associated with developing and enhancing the Ignition Website, marketing and general overhead. Our future profitability and success will depend in part upon our ability to (i) execute our strategy to build a comprehensive catalogue of content that appeals to the action sports community members who purchase our media content and personalization products, (ii) secure distribution and sales of such content, and (iii) raise additional capital to advance and execute our growth plans.

We intend to capitalize on the infrastructure and business model that we are developing for Ignition by pursuing a similar business model focused on other lifestyle segments under different brand names. Although we have not identified the precise lifestyle segments that we hope to pursue, we expect that the characteristics of the lifestyle segments will be similar to the action sports segment. Those characteristics include (i) a strong “culture,” (ii) a “closed or semi-closed” world not penetrated easily by outside commercial interests, (iii) the absence of significant competitors providing media content and personalization products focused on the particular lifestyle segment for mobile phones, smart phones, PDAs and other handheld wireless devices, and (iv) a consumer base measured potentially in the millions of consumers. The manner in which we hope to pursue the particular lifestyle segment would track the Ignition business model. That is, the media content would be sourced from the particular targeted lifestyle segment in question, with commensurate presentation and design appearance adjustments to conform the content offering and community features to the targeted lifestyle segment. We would seek and pursue partners and consultants with deep and particularized expertise in the applicable lifestyle segments to provide “inside the community” expertise, similar to our approach with Ignition where we, for example, secured the involvement of Danny Way, one of the best-known skateboarders in the world, Trevor Christ, a former top professional surfer, and Salman Agah, a former “Thrasher Skater of the Year” and founder of icelounge.com. Our long-term objective is to build a collection of targeted lifestyle and activity-driven communities and integrated mobile content stores under different brand names.

Recent Developments

Pending Acquisition. On June 22, 2006, we entered into a letter of intent to acquire icelounge.com, Inc., a Newport Beach, California-based company that operates a community website focused on action sports enthusiasts. icelounge.com was founded in March 2005 and has combined its proprietary social networking software with consumer generated media technology to create a leading membership based community of action sports participants and fans. As of August 2006, icelounge.com had attracted approximately twenty-eight thousand members, who contribute on an average basis more than one hundred videos a week and just under100 photos per day. Although icelounge has generated limited revenues to date, the acquisition, if completed, has the potential to provide Ignition with an existing base of loyal customers, as well as proprietary technology designed to permit the Ignition Website to offer additional community building features.

Since our management team has been working with icelounge to improve its website, page views have increased by an average of approximately one hundred thousand per month. Average views are now in the region of two million page views per month. The icelounge.com community has been rebranded “ignitionsk8.com,” and we have launched in test phase “ignitionsurf.com,” “ignitionmx.com” and “ignitionsnow.com” community verticals. We expect that “Ignitionbmx.com” will launch in January 2007.

The letter of intent with icelounge provides for consideration consisting of 700,000 shares of our common stock, plus $45,000 in cash. No assurance can be given that we will complete the acquisition of icelounge or on the terms described above.

We are in discussions with additional potential candidates for the Company to acquire, and may, from time to time, enter into letters of intent or agreements in principle with respect to the acquisition of such businesses. However, we can give no assurance that we will complete any additional acquisitions.

New Board Members and Advisory Board Members. We have recently expanded our Board of Directors and established an informal Advisory Board with well-regarded current and former senior executives that bring significant industry and public company experience to our team. The directors are Peter Einstein, the former President and CEO of Showtime Arabia and former President and Business Director of MTV Networks Europe; and Barry Hall, a Managing Director of Synthetica LLC and the former President and CRO of Trestle Holdings, Inc., former Executive Vice President and CFO of Styleclick, Inc. and former Executive Vice President and CFO of Earthlink Network, Inc.

Our informal Advisory Board currently is comprised of three members. Kay Koplovitz, Andy Volanakis and Stuart Williamson. Ms. Koplovitz is the Founder of USA Networks, and was the first female network president in television history, serving as chairman and CEO from 1977 to 1998. She is the former President of the National Academy of Television Arts & Sciences. She served as the Presidential appointee to chair the National Women’s Business Council from 1998 to 2001, and created Springboard Enterprises, a national non-profit organization that matches venture capital and women entrepreneurs in high growth businesses. Mr. Volanakis most recently served as the CEO of Zingy, Inc., a leading mobile content company, and, prior thereto, he served in various capacities with Sprint Nextel (formerly Sprint), including as General Manager of the Mobile Personalization Products division, where he was responsible for development and ongoing general management of Sprint’s key premium mobile content businesses. Mr. Williamson currently is an Associate Partner at IBM in the Media & Entertainment Consulting group. We believe that the background, operating histories and experience of our Advisory Board will provide us with access to a broad spectrum of business opportunities and introductions and the ability to improve our operational and financial performance.

For additional biographical information on our directors and Advisory Board Members, please see the information under the heading “Management.”

Corporate Information

The Company’s principal executive offices are at Park Tower, 5150 Pacific Coast Highway, Suite 300, Long Beach, CA 90804. Our telephone number is (562) 986-4800. Our website is www.ignition.tv. The information contained on our website is not incorporated by reference into this prospectus and shall not, and may not, be considered a part of this prospectus.

THE OFFERING

This offering relates to the sale of common stock by certain of our stockholders.

Common Stock Offered	10,945,250 shares by selling stockholders

Offering Price
$.50 per share unless and until our common stock is quoted on the Pink Sheets or OTCBB and thereafter at prices established based on the prevailing market price or based on privately negotiated prices. There is no assurance that our common stock will be quoted on the Pink Sheets or OTCBB.

Common Stock Outstanding	43,261,000 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Risk Factors
The securities offered hereby are highly speculative and involve a high degree of risk. You should carefully consider the information set forth under the heading “Risk Factors” on page 8 and the other information contained in this prospectus, including our financial statements and related notes.

Selling Stockholders as Underwriters

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “Underwriters” within the meaning of the Securities Act of 1933 (“Securities Act”), and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See “Plan of Distribution and Selling Stockholders.” To our knowledge, no selling stockholders are registered broker-dealers or affiliates of registered broker-dealers.

FORWARD-LOOKING STATEMENTS; RISKS AND UNCERTAINTIES

This prospectus contains certain forward-looking statements. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Those statements in this prospectus containing the words “believes,” “anticipates,” “plans,” “will,” “should,” “expects,” “intends,” “hope” and similar expressions constitute forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties, and assumptions relating to our operations, results of operations, competitive factors, shifts in market demand and other risks and uncertainties. Some of the most important factors that could prevent us from achieving our stated goals include, but are not limited to, the following:

•	our ability to raise capital or generate sufficient working capital to meet our operating requirements;

•	our future expense levels (including cost of revenues, research and development, sales and marketing, and general and administrative expenses);

•	our future revenue opportunities;

•	our ability to develop and enter into strategic relationships with wireless service providers, other third-party resellers, and content providers;

•	the continued growth in demand for personalization products for mobile phones, smart phones, personal digital assistants (“PDAs”) and other handheld wireless devices;

•	our new product development and acceleration of commercial deployment of such products;

•	the future adoption of our current and future products, services, and technologies;

•	the future growth of our customer base;

•	our potential infringement of the intellectual property rights of third parties; and

•	failing to maintain and increase our number of distribution deals in North America and internationally.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and actual results may differ from those indicated by the forward-looking statements included in this prospectus. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results. We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our subsequent quarterly reports on Form 10-QSB, current reports on Form 8-K, annual reports on Form 10-KSB and other reports filed with the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties, and assumptions relevant to our business in the “Risk Factors” section of this prospectus. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed here could also adversely affect us.

SUMMARY FINANCIAL INFORMATION

You should read the following data together with the “Management Discussion and Analysis” section of this prospectus as well as with our financial statements and the notes thereto.

Balance Sheet Data:
	December 31,	December 31,	September 30,	September 30,
	2005	2004	2006	2005

Cash	$169,101	$—	$358,421	—

Total Assets	224,893	—	485,305	—
Liabilities	92,924	—	297,288	—
Total Stockholders’ Equity	131,969	—	188,017	—

Statements of Operations Data:
	For the Twelve Months Ending December 31,	For the Twelve Months Ending December 31,	For the Nine Months Ending September 30,	For the Nine Months Ending September 30,
	2005	2004	2006	2005
Revenues	—	—	$1,690	—
Operating Expenses	$178,031	$72,000	1,250,408	—

Net Loss	(178,031)	(72,000)	(1,161,952)	—

RISK FACTORS

An investment in our common stock is highly speculative and is not an appropriate investment for investors who cannot afford the loss of all or part of their investment. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, and results of operations could be seriously harmed.

Risks Relating to Our Company

We are a development stage company with limited revenue and a limited operating history, which makes it difficult to evaluate an investment in our common stock. We have incurred substantial losses in the past and cannot give any assurances that we will ever attain profitability.

Due to our early stage of development, limited financial and other historical data is available for investors to evaluate whether we will be able to fulfill our business strategy and plans. Further, financial and other limitations may force us to modify, alter, or significantly delay the implementation of such plans. We initiated the Ignition business on October 30, 2005, and launched the beta version of the Ignition Website in January 2006. We launched the consumer version of the Ignition Website in April 2006. We generated no revenues in 2005 and incurred a net loss of $178,031 for the year ended December 31, 2005. We expect to continue to incur losses for the foreseeable future. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties often encountered by companies in the early stage of development. Some of these risks and uncertainties relate to our ability to do the following:

•	Maintain our current relationships and develop new ones with third-party content providers including brand owners and action sports athletes;

•	Maintain our current relationship with our North American distributor (m-Qube) and develop new relationships with third-party distributors both domestically and abroad;

•	Develop relationships with the wireless carriers upon which our business will depend;

•	Develop, market, and sell media content and personalization products; and

•	Attract and retain qualified management and employees.

If we are unable to address these risks, we likely will incur substantial losses in the future, making it difficult to implement our business plans and strategies and sustain our then current level of operations. Furthermore, no assurances can be given that our strategy will result in an improvement in operating results or that our operations will become profitable.

We will require significant additional capital to fulfill our business plan, and the failure to raise additional capital will require us to significantly curtail or cease operations.

As of September 30, 2006, we had working capital of $106,633 and stockholder equity of $188,017. Since inception of operations, we have raised gross proceeds of $1,589,261 in private placements of our common stock to accredited investors. As of September 30, 2006 we had a cash position of $358,421. We require additional capital to finance all aspects of our operations and development plans, including ongoing operating expenditures, acquisitions and developments in our media content and personalization products and communities. We believe that our current capital resources will be sufficient to fund our operations at current levels through January 2007. However, the exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing prior to such time. Unless we raise additional debt or equity capital, we will either have to curtail our operations significantly or otherwise cease operations.

The amount of future capital requirements depends primarily on the rate of consumer demand for our content, the rate and extent of our current expansion plans, and results of operations. There can be no assurances that unexpected circumstances, including failure to achieve anticipated cash flow, will not arise, requiring us to delay or abandon our development plans, or seek additional financing. There can be no assurance that adequate financing will be available when needed. We do not have any commitments or arrangements to obtain any additional funds, and we have no established banking arrangements through which we can obtain financing. If we are unable to obtain additional capital or do so on acceptable terms, there is a risk that investors could lose their entire investment.

As we are an early stage company, we currently have very limited cash flow from operations and we expect to experience cash flow difficulties for an indefinite period. Moreover, if additional equity financing is obtained, it could result in substantial dilution to investors, and the terms of such additional equity financing may include liquidation and dividend preferences over existing classes of stock, as well as superior voting rights and other advantages in comparison to existing classes of stock.

The growth of interest and participation in action sports around the globe over the past few years may decline substantially and without warning.

Although some action sports such as skiing, snowboarding, skateboarding, BMX, motocross, and surfing have been around for many years, and in some cases, decades, the increased attention and popularity that participating in and watching action sports has enjoyed in recent years may decline substantially and without warning. If the interest in action sports were to suffer such a decline, our business, revenues, and brand would be adversely affected.

Our business model is unproven and may ultimately prove to be commercially unviable.

Because of our limited history of operations, we are unable to predict whether our business model will prove to be viable, whether demand for our media content and personalization products will materialize at the prices we expect to charge, or whether forecast revenue streams and/or pricing levels will be sustainable. We will incur operating expenses based largely on anticipated revenue trends that are difficult to predict. We plan to invest a significant amount of our resources to develop, market and support our products and services in advance of generating revenues. There can be no assurances that we will be able to achieve or sustain revenue streams and/or pricing levels, the result of which would have a material, adverse effect on our business, financial condition, and results of operations. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control, including, among other things, the Risk Factors described herein. The likelihood of our success must be considered in light of the problems, expenses, complications, delays, and disruptions typically encountered in forming a new management team, hiring and training new employees, expanding into new markets and, the competitive environment in which we intend to operate.

If we are unable to enter into distribution arrangements with third-party distributors, and/or develop relationships with wireless carriers and other content vendors, then we will be unable to distribute our products effectively or generate significant revenue.

Our strategy for pursuing a significant share of the emerging wireless media content and personalization products market in North America is dependent in part upon our two-year non-exclusive distribution agreement with m-Qube, one of the leading content distribution companies in North America. A relationship of this nature has been vital to our start-up as content distributors have: (i) the technical ability and resources to format and distribute media content and personalization products in the myriad of formats required by the various wireless carriers and wireless device manufacturers; (ii) the software applications through which mobile and wireless device commerce may be undertaken; and (iii) pre-existing relationships with “market gatekeepers,” such as the wireless carriers and other third-party media content resellers, through which we will sell our media content and applications.

When we decide to pursue a share of the emerging wireless media content and personalization products market outside North America, our strategy is dependent upon entering into distribution arrangements with distributors such as major wireless carriers and media content resellers. Outside North America, we would need to develop and maintain strategic relationships with distributors so that, among other things, we could obtain favorable treatment with respect to the timing and placement of our media content and personalization products within their websites and on their wireless handset download menus. We are dependent upon the subsequent success of distributors in performing their responsibilities and sufficiently marketing our media content and personalization products. We cannot give any assurance that we will be able to negotiate, execute and maintain favorable agreements and relationships with distributors, that the distributors with whom we have contractual relationships will choose to utilize our media content and personalization products, or that such distributors will be successful and/or will not pursue alternative content or services.

Distributor agreements in the United States will generally be non-exclusive, although a limited period of exclusivity for specified content may be granted. Distribution agreements for countries outside of North America may be exclusive, although we have not entered into any distribution agreements for outside North America as of the date hereof. These agreements generally set out the terms of our distribution relationships with the distributors, but generally do not obligate the distributors to market our content or services. In addition, in the case of the wireless carriers, they can often terminate these agreements, and in some instances at any time.

Many other factors outside our control could impair our ability to generate revenue through distributors generally, including the following:

  A distributor’s preference for the media content and personalization products of our competitors over our media content and personalization products;
  A distributor’s decision to offer its own competing media content and personalization products;
  A distributor’s decision to discontinue the sale of our media content and personalization products or altogether discontinue sales of media content and personalization products such as ours;
  A distributor’s decision to offer media content and personalization products to its subscribers without charging them a fee;
  A distributor’s network encountering technical problems that disrupt the delivery of or billing for our media content and personalization products;
  A distributor’s decision to restrict or alter subscription or other terms for purchasing our media content and personalization products;

  A distributor’s decision to increase the fees it charges to market and distribute our media content and personalization products, thereby increasing its own revenues and decreasing our share of revenues; or
  Consolidation among distributors.
Consumers can access our media content and personalization products through a number of channels which are all wholly run, operated, and maintained by our distributors. Our distributors offer our media content and personalization products: (i) directly from the website located at www.ignition.tv; (ii) through links and “buy boxes” (linking back to ignition.tv located on our community websites and the websites of third parties; (iii) through our “free floating WAP deck” (a type of website accessible through the mobile phone handset menu), or (iv) through our distributors’ websites. In each instance, the transaction involves the use of our distributors’ network. As such, we are subject to the commissions and other related costs that distributors charge for the use of their network. Should those rates and charges adversely change (a situation over which we unlikely will have any control), the net income we receive from every transaction will be reduced and our income could suffer significantly.

If any of the distributors with which we intend to do business decide not to market or distribute our media content and personalization products, or decide to terminate or not renew their agreement with us (or our distributor), or if there is consolidation among distributors generally, then we may be unable to replace the affected agreements with acceptable alternatives, causing us to lose access to customers. This could materially harm our business, operating results, and financial condition.

Distributors generally control the price charged for our media content and personalization products either by approving the price of our media content and personalization products or by establishing the price charged to their wireless subscribers. Some of our agreements also may restrict our ability to change prices. Where carrier approval of price changes may be required, approvals may not be granted in a timely manner or at all. A failure or delay in obtaining these approvals, or the price established by distributors for our media content and personalization products, could adversely affect market acceptance of our media content and personalization products.

As wireless carriers control the billing and revenue collection for our media content and personalization products, either directly or through third-party service providers, and in the case of North America we are then accounted to by m-Qube. If any of the foregoing make material inaccuracies in providing billing and collection services to us, our revenues may be less than anticipated or may be subject to repayment in the case of an overpayment.

If we are unable to maintain a prominent position on application download menus, then our revenues could be adversely affected.

We will need to continually develop new products and content offerings in order to maintain a prominent position on the website and WAP download menus maintained by distributors. Consumers are more likely to download newer media content and applications that are prominently displayed in the download menu. New media content and applications are introduced into the website and WAP download menus on a regular basis, and older applications are pushed toward the bottom of the menu. If we are unable to maintain a prominent position on the download menus such that subscribers do not see easily our content, then our revenues could be adversely affected. Carriers generally review content performance on their download menus on a daily basis and a move down or off a carrier’s menu can be swift. The impact of a “move-down” on a carrier’s menu can be dramatic as potential purchasers generally will not navigate too far down the carrier download menus to purchase products.

If we fail to develop and introduce new media content and personalization products that achieve market acceptance, then we will be unable to grow our business and may never achieve profitability.

Our business depends primarily on providing media content and personalization products that action sports enthusiasts should want to buy through our website and mobile phones. We must continue to invest significant resources in developing and/or licensing wireless media content and personalization products. Our operating results would suffer if our media content and personalization products are not responsive to the preferences of our customers or we do not bring the content and products effectively to market. We also expect competition in the mobile media content and personalization products market to intensify, and many competitors have substantially greater resources, which could allow them to introduce new media content and personalization products at a faster pace.

The planned timing or introduction of new wireless media content and personalization products are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new applications or services, which could result in a loss of, or delay in, revenues, or damage to our reputation and brand. If any of our media content and personalization products are introduced with defects, errors, or failures, then we could experience decreased sales, loss of customers, and damage to our reputation and brand. In addition, new media content and personalization products may not achieve sufficient market acceptance to offset the costs of development. Our success depends, in part, on unpredictable and volatile factors beyond our control, including customer preferences, competing media content and personalization products, and the availability of other entertainment activities. A shift in mobile phone usage or the entertainment preferences of our customers could cause a decline in the popularity of our media content, service, and applications. That could materially reduce our revenues and harm our business.

We intend to continuously develop and introduce new media content and personalization products for use on next-generation mobile phones and other portable devices. We must make product and service development decisions and commit significant resources well in advance of the anticipated introduction of a new mobile device technology and hardware. New mobile phone models and other portable devices for which we are developing content, services, and applications may be delayed, may not be commercially successful, may have a shorter life cycle than anticipated, or may not be adequately promoted by wireless carriers or the mobile phone manufacturer. If the mobile phone models and other portable devices for which we are developing media content and personalization products are not released when expected or do not achieve broad market penetration, our potential revenues will be limited, and our business will suffer.

If our efforts to attract a large number of visitors to www.ignition.tv and our other ignition community websites and to convert visitors into paying customers (whether as one-off purchasers or subscribers) and retain our paying customers are not successful, then our revenues and operating results would suffer.

Our future growth depends on our ability to attract a large number of customers to our www.ignition.tv website and our other ignition community websites, convert visitors into paying customers (whether as one-off purchasers or subscribers), and retain our paying customers. This in turn depends on our ability to deliver a high-quality online personal experience to these visitors and customers. As a result, we must continue to invest significant resources in order to enhance our existing media content and personalization products, as well as introduce new media content, services, and media applications that people will find desirable to use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, then we may lose existing customers and may fail to attract new customers. Our revenue and expenses would also be adversely affected if our innovations are not responsive to the needs of our customers or are not brought to market in an effective or timely manner.

The life cycle of our products may be short, which could limit the level of revenues achieved from the sale of new products.

The market for wireless content is an emerging market that is changing rapidly. The emergence of new wireless products and technologies, changes in consumer preferences and other factors may limit the life cycle of our content and any future products and services that we develop. This may limit the amount of revenue we are able to achieve from the products and services we develop. If we incur significant costs to develop a product or service and are unable to sell such product or service other than for a short period of time, then our results of operations may be adversely affected. Our future performance will depend on our ability to identify emerging technological trends in the wireless content market, identify changing consumer needs, desires or tastes, develop and maintain competitive technology, including new product and service offerings, improve the performance, features and reliability of our products and services, particularly in response to technological changes and competitive offerings, and bring technology to the market quickly at cost-effective prices.

The markets in which we operate are highly competitive and many of our competitors have greater resources than we do.

The development, distribution, and sale of wireless media content and personalization products are highly competitive business activities. We compete primarily on the basis of quality of content, brand, services, and distribution breadth. We also compete for experienced and talented employees.

Currently, we consider our primary global competitors to be Disney (which owns ESPN which in turn owns the X-Games and ESPN), Fox (which owns the Fuel network), the Outdoor Life Network (which owns the Gravity Games), Virgin, Boost Mobile, AMP’D, and MTV (Virgin, Boost Mobile, AMP’D, and MTV may also be customers for our content) There may be other significant competitors present in foreign markets of which we are not yet aware. In the future, likely competitors may include other major media companies, traditional video game publishers, content aggregators, wireless software providers, and other pure-play wireless entertainment publishers. Wireless carriers may view us as competitors or our content as contrary to their own content initiatives, and they might refuse to distribute some or all of our media content and personalization products or may deny us access to all or part of their networks. Some of our competitors’ advantages over us include the following:

  Substantially greater revenues and financial resources;
  Stronger brand names and consumer recognition;
  Existing relationships with major carriers;
  The capacity to leverage their marketing expenditures across a broader portfolio of wireless and non-wireless products;
  Pre-existing relationships with other brand holders in the action sports industry;
  More resources to make acquisitions;
  Lower labor and development costs; and
  Broader geographic presence.

We may face different market dynamics and competition outside the United States. In some international markets, our competitors may have greater brand recognition and broader distribution than we have. If we decide in the future to expand our operations outside of the United States and Canada, then we may not be as successful as our competitors in generating revenues in international markets due to our inability to provide media content and personalization products that are attractive to the local market, the lack of recognition of our brand or other factors. Developing user interfaces that are compatible with other languages or cultures could be expensive. As a result, any international expansion efforts in the future may be more costly and less profitable than we expect. If we are not as successful as our competitors in our target markets, then our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business.

There are many other online community oriented websites that provide forums, media content, contests, mailing lists, and other means for members of the action sports community to communicate and interact with one another. Our failure to compete favorably with these websites in attracting visitors (some of whom we intend will become our customers) will result in a material adverse effect on our business and revenues.

Websites such as espn.com, active.com, surflink.com, snowboard.com, and myspace.com are some of the many Internet sites that offer their visitors the ability to participate in an online community for actions sports. If the community aspect of ignition.tv is unfavorably received by the action sports community or fails to successfully compete with other online action sports communities, then our business will suffer and our revenue will be adversely impacted.

System or network failures could reduce our sales, increase costs, or result in a loss of customers.

We rely on various third-party networks such as m-Qube, the wireless carriers, and others to deliver our media content and personalization products to our customers and on their billing systems to track and account for their purchases. In certain circumstances, we also rely on our own servers to deliver media content and personalization products on demand to our customers through their wireless carriers’ networks. Any failure of, or technical problem with, the third-party’s or our billing and delivery systems, information systems or communications networks could result in the inability of our customers to download our media content and personalization products, or prevent the completion of billing for such items. If any of these systems fails, there is an interruption in the supply of power, an earthquake, fire, flood or other natural disaster, or an act of war or terrorism, our customers may be unable to access our media content and personalization products. Any failure of, or technical problem with, the third-party’s or our systems could cause us to lose customers or revenues or incur substantial repair costs and distract management from operating our business. If these billing and delivery failures or technical problems were to continue for a prolonged period of time, they could reduce our sales, increase costs, result in a loss of customers, and cause damage to our brand name.

If we are unable to protect our trademarks and other proprietary rights against piracy, infringement by third-parties, or declining legal protection for intellectual property, then our reputation and brand could be impaired, and we could lose customers.

We regard our trademarks, trade secrets, and similar intellectual property as valuable to our business, and rely on trademark and copyright law, trade secret protection, and confidentiality or license agreements with our employees, partners, and others to protect our proprietary rights. Despite our efforts to protect our intellectual property rights, unauthorized third-parties may attempt to copy or otherwise obtain and unlawfully use our media content, technology, services, and applications. There can be no assurance that the steps we take will be adequate to prevent misappropriation or infringement of our proprietary property, including intellectual property.

Monitoring unauthorized use of our media content and personalization products is both difficult and costly. Therefore, we cannot be certain that any steps we take will prevent piracy and other unauthorized distribution and use of our technology, media content and personalization products, particularly in foreign countries, where the laws may not protect our intellectual property rights as fully as in the United States. The absence of harmonized patent laws makes it more difficult to ensure consistent respect for patent rights.

From time to time, we may need to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our management and resources. Continued enforcement efforts of our intellectual property rights may not affect revenue positively, and revenue could be adversely affected by reductions in the legal protection for intellectual property rights for software developers or medical supply manufacturers by compliance with additional legal obligations impacting these areas.

Third-parties may claim we infringe their intellectual property rights.

Third-parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property, either of which, if successful, could disrupt the conduct of our business, cause us to pay significant damage awards, or require us to pay licensing fees. Possible consequences of a successful intellectual property infringement claim against us could include, but not be limited to, an injunction against using our intellectual property, significant licensing fees and the possible need to develop alternative media content, technology, services, and applications. Our failure or inability to develop non-infringing media content and personalization products to license the infringed media content and personalization products on a timely basis could force us to withdraw our services from the market or prevent us from introducing new services. In addition, even if we are able to license the infringed media content and personalization products, license fees could be substantial, and the terms of such licenses could be burdensome, which may adversely affect our operating results. We also may incur substantial expenses in defending against third-party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities and may materially disrupt the conduct of our business.

We promote our business through advertising and, therefore, generate a portion of our revenue by placing advertisements. A substantial increase in the market price of advertising on the Internet and elsewhere could seriously harm our business.

We intend to generate a portion of our revenues from advertising our media content and personalization products. The parties from whom we purchase advertising medium can generally terminate their contracts with us at any time or simply choose to suspend or stop delivering our content and products. As the pricing and availability of advertising media are constantly changing, we may be unable to purchase advertising in the quality and media we intend, if at all. If we are unable to purchase sufficient advertising media, then our brand would suffer and revenues would be adversely affected.

Our customer acquisition costs vary depending upon prevailing market conditions and may increase significantly in the future.

Costs for us to acquire paying customers (including subscribers) depend, in part, upon our ability to purchase advertising at a reasonable cost. Our advertising costs vary over time, depending upon a number of factors, many of which are beyond our control. We intend to use online advertising as one method of marketing media content and personalization products. Although we are hopeful about the efficacy of online advertising, it may prove an unsuccessful or unproductive medium.

In general, the costs of advertising online and elsewhere have recently increased substantially, and we expect those costs to continue to increase as long as the demand for advertising remains robust. If we are not able to reduce our other operating costs, increase our paying customer base or increase revenue per paying customer to offset these anticipated increases, then our profitability will be adversely affected.

Failure to renew our existing licenses or to obtain additional licenses could harm our business.

Most of the media content and personalization products content that we offer our customers are based on or incorporate intellectual properties that we license from third-parties. We have both exclusive and non-exclusive licenses with a number of action sports entities for variable terms. Many agreements are for periods of twelve (12) months terminable with sixty (60) days notice by the licensor before the agreements’ one year anniversary. We may be unable to renew the licenses on favorable terms, or at all, and we may be unable to secure alternatives in a timely manner. We expect that licenses we obtain in the future may impose on us development, distribution, and marketing obligations.

Many of our licenses with action sports entities and individuals are non-exclusive. We face significant competition from third-parties that may develop media content and personalization products based on these entities’ and individuals’ properties which compete with our media content and personalization products.

Competition for licenses may also increase the advances, guarantees and royalties that we must pay to our licensors, which could significantly increase our costs. Failure to maintain our existing licenses or obtain additional licenses with significant commercial value could impair our ability to introduce new media content and personalization products which could materially harm our business.

Our ability to promote the Ignition brand is essential to our ability to successfully compete in the marketplace. If we are unsuccessful in establishing and increasing awareness of the Ignition brand and recognition of our media content and personalization products, or if we incur excessive expenses promoting and maintaining our brand, then our business could be harmed.

Our ability to compete with entities with greater resources than we currently possess will depend, in significant part, on our ability to promote our “Ignition” brand. Although we believe our name will assist in generating brand recognition, any inability on our part to promote our brand name could have a material adverse effect on our ability to compete, and on our business, financial condition, and results of operations. The recognition of our brand is crucial to the placement of our media content and personalization products on distributors’ download menus.

Promotion of our brand will depend on our success in providing high-quality action sports content for mobile phones and other portable devices. In addition, the promotion of our brand will depend on the successful implementation of our five-tiered marketing strategy. We intend to market our applications and media content by:

  Feeding grassroots efforts such as online message boards, chat rooms, and blogging communities with information, and through video distribution websites such as YouTube, Google video, and iTunes, by providing Ignition-branded video content for the action sports community;
  Offering free download trials and other promotions to site visitors, licensors’ customers and attendees at action sports events;
  Targeting possible affiliate websites that could resell our media content and personalization products;

  Conducting blanket advertising in key action sport publications; and
  Placing banner ads on the Internet promoting ignition.tv and our media content and personalization products.
The successful promotion of our brand, however, will also depend, in part, on the services, and efforts of third-parties, over which we have little or no control. For example, if m-Qube or the distributors with whom we license our media content fail to provide quality service, then our customers’ ability to access our services may be interrupted, which may adversely affect our brand. If our customers and distributors do not perceive our existing services as high quality, or if we introduce new media content and personalization products that are not favorably received by our customers and distributors, then we may be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, globalizing and extending our brand may be costly and involve extensive management time to execute successfully. Further, the markets in which we operate are highly competitive, and many of our competitors already have substantially more brand recognition than we do. If we fail to successfully increase brand awareness and consumer recognition of our media content and personalization products, then our potential revenues could be limited, our costs could increase and our business could suffer.

The failure to establish and maintain affiliate agreements and relationships could limit the growth of our business.

We intend to enter into arrangements with affiliates to increase our customer base, bring traffic to our Internet site, and enhance our brand. Pursuant to our anticipated arrangements, an affiliate generally advertises or promotes ignition.tv, or our media content and personalization products on its Internet site, and earns a fee (whether cash or a credit for services), whenever visitors to the affiliate’s Internet site click though the link and become a customer on ignition.tv. We intend that affiliate arrangements will constitute a meaningful part of our marketing program. Typically, these affiliate arrangements regardless of contract terms, are easily cancelable, often on as short as one day’s notice. We do not intend to have any exclusivity arrangements with our affiliates, and some of our affiliates may also be affiliates for our competitors. We cannot provide assurances you that we will be able to enter into any agreements or renew any agreements when they terminate or, if we are able to do so, that such renewals will be available on acceptable terms. We also do not know whether we will be able to enter into additional agreements or that any relationships, if entered into, will be on favorable terms.

The challenge of retaining paying customers as repeat customers is significant. We continually seek new paying customers to maintain or increase our current level of revenue. Our failure to retain paying customers as repeat customers will adversely effect our business and ability to generate revenue.

Internet users in general, and users of online personal services specifically, freely navigate and switch among a large number of Internet sites. In the case of subscriptions (which we intend to offer in early 2007) customer churn will also be a factor. Customer churn represents the ratio expressed as a percentage of: (a) The number of paying customer cancellations during the period divided by the average number of paying customers during the period; and (b) the number of months in the period. The number of average customers is calculated as the sum of the paying customers at the beginning and end of the month, divided by two. Average paying customers for periods longer than one month are calculated as the sum of the average paying customers for each month, divided by the number of months. We cannot assure you that our monthly average customer churn will be satisfactory, and it may increase in the future. This makes it difficult for us to have a stable paying customer base. This also requires that we constantly attract new paying customers at a faster rate than we lose paying customers by terminations, in order to maintain or increase our current level of revenue. If we are unable to attract new paying subscribers on a cost-effective basis, then our business will not grow and our profitability will be adversely affected.

If we are unable to maintain and expand our relationships (including sponsorship endorsements) with professional athletes, then our ability to market and sell our products may be harmed.

A key element of our marketing strategy is to develop, maintain and expand our relationships with prominent action sports athletes, whom we believe will contribute to our authenticity and brand image. This strategy should be an effective means of gaining brand exposure worldwide and creating broad appeal for our media content and personalization products. We cannot assure you that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new action sports athletes with whom we may enter into agreements. Larger companies with greater access to capital for athlete sponsorship may in the future increase the cost of sponsorship for these athletes to levels we may choose not to match. If this were to occur, our sponsored athletes may terminate their relationships with us and endorse the products of our competitors, and we may be unable to obtain endorsements from other athletes of comparable skill or statute.

We also are subject to risks related to the selection of athletes to endorse our products. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brand and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, then we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove as effective.

If we are unable to obtain or maintain agreements (at all or on commercially prudent terms) for the provision of back end services to power our text messaging activities or secure approval by carriers of our text messaging programs we will not be able to undertake such activities.

As we do not own the technical software applications that interface with carrier networks when a message is sent to or from a phone user we are reliant upon third parties, such as m-Qube, to make such back end services available to us on mutually acceptable terms. If the terms up on which such services are available to us are not acceptable to us or those services are not available to us we have no way of offering text messaging based services. We currently have an annual agreement with m-Qube giving us access to and governing the use by us of their various text messaging applications.

The offering of content and services such as text messaging over the networks of the mobile phone service carriers requires their approval on a carrier by carrier program by program basis through a process call provisioning. That process is undertaken at the current time through our technical partner m-Qube. Successful provisioning is dependent upon the cooperation of m-Qube (who have the direct relations with the carriers) and the carrier provisioning departments who review and approve (or not) submitted programs. Should any of those parties be slow to process (or refuse to process), or deny approval of our programs that will negatively impact our ability to conduct this aspect of our business. If carriers do not approve a program we are not able to run it on their networks.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we need to:

•	Establish definitive business strategies, goals and objectives;

•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees;

•	Continue our high quality standards;

•	Maintain a system of management controls;

•	Enhance our reporting systems and procedures; and

•	Sustain prolonged customer satisfaction.

The improvements required to manage our growth will require significant expenditures and allocation of valuable management resources. If we fail to manage our growth effectively, then our business, financial condition, or results of operations could be materially harmed.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution, and other harmful consequences.

We may selectively pursue strategic acquisitions, any of which could become material to our business, operating results and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures associated with integrating employees from the acquired company into our organization and integrating each company’s accounting, management information, human resources and other administrative systems to permit effective management.

The anticipated benefits of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Our business will depend on our server and network hardware and software and our ability to expand network capacity.

The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our website. An unexpected and/or substantial increase in the use of our website could strain the capacity of our systems, which could lead to slower response times or system failures. Any slowdowns or system failures could adversely affect the speed and responsiveness of our website and diminish the experience for our customers. If the usage of our website substantially increases, then we may need to review available capacity with our distributors (including m-Qube) and possibly purchase additional server capacity, networking equipment and bandwidth to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant or prohibitive. Any system failure that causes an interruption in service or a decrease in the responsiveness of our website could reduce traffic on our website and, if sustained or repeated, could impair our reputation and the attractiveness of our brands, as well as reduce revenue and negatively impact our operating results.

We may face litigation for information retrieved from the Internet.

We could be sued for information retrieved from the Internet. Because material may be downloaded from websites and may be subsequently distributed to others, there is a potential that claims could be made against us, based on the nature and content of the material under such legal theories as defamation, negligence, copyright or trademark infringement, or other theories. Such claims have been brought against online companies in the past. In addition, we could be exposed to liability for material that may be accessible through our products, services, and websites, including claims asserting that, by providing hypertext links to websites operated by third-parties, we are liable for wrongful actions by those third-parties through the websites. Although we carry general liability insurance, our insurance may not cover potential claims of this type, or the level of coverage may not be adequate to fully protect us against all liability that may be imposed. Any costs or imposition of liability or legal defense expenses that are not covered by insurance or are in excess of insurance coverage could reduce our working capital and have a material adverse effect on our business, results of operations and financial condition. Also, the legal effectiveness of the terms and conditions of use of our websites is uncertain.

As our website grows in popularity, we could be subjected to claims and incur compliance costs related to improper conduct by users.

The anonymity provided by the Internet can facilitate unlawful behavior. We have designed the terms of use of our website to prohibit a broad range of unlawful or undesirable conduct. Nevertheless, although we have a variety of measures in place to enforce these terms of use, the nature of online social interaction poses enforcement challenges. We are unable to block access in all instances to users who are determined to gain access to our site for improper motives. Although we do not believe that current law subjects us to liability for the activities of such users, this area of law is unsettled. Claims may be threatened or brought against us using various legal theories based on the nature and content of information that may be posted online or generated by our users. Investigating and defending any of these types of claims could be expensive, even to the extent that the claims do not ultimately result in liability.

Expansion into international markets may become important to our long-term strategy, and, should we expand internationally, we may face added business, political, regulatory, operational, financial and economic risks, any of which could increase our costs and hinder our growth.

An important element of our business strategy in the future may be the expansion of our sales into international markets, such as Europe and Asia, where we believe acceptance of our media content and personalization products is likely. We are in the early stages of undertaking measured steps into foreign markets with the right partners.

Risks affecting our future expansion into international markets include:

  Challenges caused by distance, language, and cultural differences;
  Multiple, conflicting and changing laws and regulations, including complications due to unexpected changes in regulatory requirements, foreign laws, tax schemes, international import and export legislation, trading and investment policies, foreign currency fluctuations, exchange controls and tariff and other trade barriers;
  Difficulties in enforcing intellectual property rights in countries other than the United States;
  The burdens of complying with a wide variety of foreign laws and regulations;
  Protectionist laws and business practices that favor local businesses in some countries;
  Foreign tax consequences;
  Foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

  Conflicting laws between the United States and the foreign jurisdiction where our obligation to comply with United States law may put us at a competitive disadvantage;
  Price controls;
  Imposition of public sector controls;
  Political, economic and social instability;
  Higher costs associated with doing business internationally;
  Restrictions on the export or import of technology;
  Difficulties in staffing and managing international operations;
  Trade and tariff restrictions;
  Variations in tariffs, quotas, taxes and other market barriers; and
  Greater fluctuations in sales to customers in developing countries, including longer payment cycles and greater difficulty collecting accounts receivable.
These risks could harm our international expansion efforts, which could, in turn, materially and adversely affect our business, operating results, and financial condition.

We may face risks associated with currency exchange rate fluctuations.

Although we currently transact business primarily in United States dollars (“dollars”), a large portion of our future revenues may be denominated in foreign currencies should we expand our operations internationally. Conducting business in currencies other than dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.

It is possible there are claims resulting from prior corporate activities of which we are unaware that may come to light in the future and cost the company considerable time, effort and expense to resolve.

Prior to entering into a reorganization agreement with Zth Management, LLC (“Zth”), which was executed on October 17, 2005, our company, which previously operated as “El Tigre Development Corporation” (“El Tigre”), was a corporation with minimal or no operations under a different and unrelated management team. None of the current members or our management team was affiliated with the company prior to the reorganization agreement with Zth, and the prior management team and owners of the company made no representations with respect to the company’s operations or financial condition. There is a possibility that we have substantial undisclosed liabilities, and it is possible that a claim, whether of merit or not, may be asserted against us in the future. There can be no assurance that someone will not devise a claim and attempt to assert it in the hopes of obtaining a monetary benefit. To resolve such a claim, including payment, may cost us considerable time, effort and expense. Any of these may impair management’s implementation of the Company’s business plan with the consequence of a loss of opportunity.

Our executive officers hold ownership interests in, and provide services to, other businesses, which could divert their attention from the affairs of the company.

Pursuant to each of the executive officer’s employment agreements, each executive officer is required to devote his full business time, attention and energy to the business and interests of the company, and, during the term, shall not engage in any other business, employment or other undertaking (whether or not such activity is pursued for gain, profit or other pecuniary advantage) that would interfere with the satisfactory performance of Executive’s duties to the company or present a conflict of interest with the company, provided that the Executive shall not be prevented from (i) devoting a portion of his time and attention to ZTH Management, LLC or MegaRamp Events, LLC, so long as the activities Executive undertakes for such companies do not interfere with the satisfactory performance of Executive’s duties to the company or present a conflict of interest with the company, and (ii) investing Executive’s assets in such form or manner as would not require any services on the part of Executive in the operation of the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the company. The competing claims upon the executive officers’ time and energies could divert their attention from the affairs of the company, placing additional demands on the company's other management resources. The efforts of all or any of these individuals may not be sufficient to meet the company's management needs.

Risks Relating to Our Industry

Wireless communications technology is changing rapidly, and we may not be successful in working with these new technologies.

Wireless network and mobile phone technologies are undergoing rapid innovation. New mobile phones with more advanced processors and supporting advanced programming languages continue to be introduced in the market. We have no control over the demand for, or success of, these products.  However, if we fail to anticipate and adapt to these and other technological changes, our market share and our operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies, develop media content and personalization products to accommodate evolving industry standards and improve the performance and reliability of our applications. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our media content and personalization products.

The markets for our media content and personalization products are also characterized by frequent new mobile phone model introductions and shortening mobile phone model life cycles. The development of new, technologically advanced applications to match the advancements in mobile phone technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. As the life cycle of mobile phone models and other wireless devices shortens, we will be required to develop and adapt our existing media content and personalization products and create new media content and personalization products more quickly. These efforts may not be successful. Any failure or delay in anticipating technological advances or developing and marketing new media content and personalization products that respond to any significant change in technology or customer demand could limit the available channels for our applications and limit or reduce our sales.

If wireless subscribers do not continue to use their mobile phones to access entertainment applications, then our business may be adversely affected.

We operate in a developing industry. Our success depends on growth in the number of wireless subscribers who use their mobile phones to access data services and, in particular, entertainment applications. If this market does not continue to grow or we are unable to acquire new customers, then our business growth and future revenues could be limited.

The popularity of wireless applications is dependent upon the availability and market penetration of mobile handsets enabled with advanced technologies such as BREW and Java, the availability and adoption of which are beyond our control.

Our customers must have a mobile phone with multimedia capabilities enabled by technologies such as BREW and Java to download and use our media content and personalization products. Although there is no publicly available, reliable industry information regarding the number of mobile phones with these multimedia technologies, we believe that, currently, only a limited number of wireless subscribers have these mobile phones. Handsets enabled with advanced technologies, such as BREW and Java, may be significantly more expensive than handsets without such technologies. As such, we cannot be certain whether existing wireless subscribers will be willing to purchase mobile phones with these technologies. If one or more of these technologies, such as BREW or Java, falls out of favor with mobile phone manufacturers and wireless carriers or fails to gain widespread market acceptance among wireless subscribers, the sales of our media content and personalization products could suffer.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and around the world. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. In addition, viruses, worms and similar break-ins and disruptions from illicit code or unauthorized tampering may harm the performance of wireless communications. If a well-publicized breach of security were to occur, general mobile phone usage could decline, which could reduce the demand for and use of our media content and personalization products. Wireless communications experience a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our media content and personalization products successfully.

The complexity and incompatibilities among next-generation mobile phones and wireless technologies may require us to use additional resources for the development of our media content and personalization products.

To reach large numbers of wireless subscribers, wireless entertainment publishers such as us must support (whether directly through our distributors or otherwise) numerous mobile phone models and technologies. However, keeping pace with the rapid innovation of mobile phone technologies together with the continuous introduction of new, and often incompatible, mobile phone models by wireless carriers requires significant investments in research and development, including personnel, technologies and equipment. In the future, we may be required to make substantial, additional investments in our development to address this issue.

Next-generation mobile phones may significantly reduce or eliminate the wireless carriers’ control over delivery of our media content and personalization products, and force us to further rely on alternative sales channels which, if not successful, could require us to significantly increase our sales and marketing expenses.

We expect that a significant portion of our media content and personalization products will be sold through the branded e-commerce services of our distributors. However, a small number of mobile phone models currently available include operating systems that allow consumers to browse the Internet and, in some cases, download applications from sources other than a carrier’s branded e-commerce service. These so-called “open operating systems” include Microsoft Smartphone, Symbian, Palm OS, and Linux. In addition, the development of other application delivery mechanisms such as premium short message services (SMS) will enable consumers to download applications without necessarily having to access the carrier’s branded e-commerce service. Increased use by consumers of open operating system handsets or premium-SMS delivery systems will enable them to bypass wireless carriers’ branded e-commerce services, and could reduce the market power of wireless carriers. This could force us to reevaluate our decision not to fulfill our media content and personalization products outside of carrier billing services, and could jeopardize our relationships with carriers, if we made the decision to service customers bypassing carrier billing systems. As well as affecting our overall sales and distribution, such a decision could require us to significantly increase our sales and marketing expenses.

Actual or perceived security vulnerabilities in mobile phones could adversely affect our revenues.

Maintaining the security of mobile phones and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other malicious software programs that may attack wireless networks and mobile phones. For example, security experts have identified a computer “worm” program, entitled “Cabir,” that targets mobile phones running on the Symbian operating system. In March 2005, security experts discovered another worm that uses a combination of Bluetooth and MMS technologies to target mobile phones running on the Symbian operating system, identified as “Commwarrior.A” While neither of these worms has been released widely or presents an immediate risk to our business, we believe future threats could lead some customers to curtail their use of our media content and personalization products, reduce or delay future purchases of the same or reduce or delay the use of their mobile phones. Wireless carriers and mobile phone manufacturers may also increase their expenditures on protecting their wireless networks and mobile phone products from attack, which could delay adoption of new mobile phone models. Any of these activities could adversely affect our revenues.

Changes in government regulation of the media and wireless communications industries may adversely affect our business.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere which could restrict the media and wireless communications industries, including customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours, conducting business through wireless carriers. We anticipate that regulation (including self-regulation requirements arising from the industry’s attempts to police itself and create best practice guidelines) of our industry will increase, and we will be required to devote legal and other resources to addressing such regulation. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services, and may materially reduce our ability to increase or maintain sales of our applications.

A decline in, or limitation on, the use of mobile phones would negatively impact our business.

A number of public and private entities have begun to restrict the use of mobile phones on their premises. For example, many places of worship, restaurants, hospitals, medical offices, libraries, museums, concert halls and other private and public businesses restrict the use of mobile phones due to privacy concerns, the inconvenience caused by mobile phone users to other patrons and the disruption mobile phones may cause to other electronic equipment at these locations.

Legislation has also been proposed in the United States Congress and by many states and municipalities to restrict or prohibit the use of mobile phones while driving motor vehicles. Some states and municipalities in the United States have already passed laws restricting the use of mobile phones while driving, and similar laws have been enacted in other countries. These laws and other potential laws prohibiting or restricting the use of mobile phones could reduce demand for mobile phones generally and, accordingly, the demand for our media content and personalization products, which could reduce our ability to increase or maintain sales of our media content and personalization products.

A number of studies have examined the health effects of mobile phone use and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services, and health problems, and any media reports suggesting such a link, could reduce demand for mobile phones and, accordingly, the demand for our media content and personalization products.

Risks Relating to this Offering and Our Common Stock

The requirements of being a public company might strain our resources and distract management.

We became a public company with securities registered with the Securities and Exchange Commission (“SEC”) upon the effective date of the registration statement of which this prospectus forms a part. As such, we are subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Compliance with these requirements might place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. Sarbanes-Oxley requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In particular, our efforts to comply with section 404 of Sarbanes-Oxley and related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. In addition, we might need to hire accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we might not be able to do so in a timely fashion.

Our securities may be thinly traded on the over-the-counter market, which may severely limit or altogether prohibit your ability to resell your shares of our common stock.

There may be extremely limited liquidity in our common stock and its price may be subject to fluctuation. We plan to seek approval to have the price of our common stock quoted on the over-the-counter market. The over-the-counter market is an inter-dealer market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the over-the-counter market are usually thinly traded, highly volatile, have fewer market makers and typically are not followed by securities market analysts. The SEC’s order-handling rules, which apply to NASDAQ-listed securities do not apply to securities quoted on the over-the-counter market. Prices for securities traded solely on the over-the-counter market may be difficult to obtain, and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at all.

The development of an active public trading market depends upon the existence of willing buyers and sellers who are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the bid and ask prices for the shares of our common stock may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. It is unlikely that an active public trading market for our common stock will develop or be sustained, especially in the early stages of our development.

Investors must contact a broker-dealer to trade over-the-counter market securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Although our securities may become traded on the over-the-counter market, nevertheless, the over-the-counter market may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the over-the-counter market, trades are conducted typically via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock, and likely makes it more difficult to attract new investors at times when the Company may require additional capital.

The price of our common stock is expected to be volatile, which may cause investment losses for our shareholders.

The market for our common stock is expected to be highly volatile. The trading price of our common stock is potentially subject to wide fluctuations in possible reaction to various factors, including, but not limited to, and among other factors which we cannot anticipate (1) our ability to provide customers with the novel media content that we believe they want to purchase, (2) variations in our annual or quarterly financial results, (3) announcements of key developments that we or our competitors make, (4) loss of key personnel, (5) unfavorable publicity affecting us or our industry, (6) supply of and demand for our common stock in the market, and (7) the limited amount of information that might be publicly available about our company. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is expected to be limited for the foreseeable future, which makes transactions in our securities cumbersome and may limit the ability to buy or sell our securities, and, therefore, reduce the value of an investment in our securities.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently a “penny stock” as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:
  The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply,
  The brokerage firm’s compensation for the trade, and
  The compensation received by the brokerages firm’s salesperson for the trade.
In addition, the brokerage firm must send to the investor:
  Monthly account statement that gives an estimate of the value of each penny stock in the investor’s account, and
  A written statement of the investor’s financial situation and investment goals.
Legal remedies, which may be available to an investor, are as follows:

•	If penny stocks are sold in violation of the investor’s rights listed above, or other federal or state securities laws, the investor may be able to cancel his purchase and get back his money, and

•	If the stocks are sold in a fraudulent manner, the investor may be able to sue the persons and firms that caused the fraud for damages.

•	If the investor has signed an arbitration agreement with the brokerage firm, then the investor may need to pursue a claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities.

These disclosure and other requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for “penny stock,” which makes selling such securities more difficult.

The sale of substantial amounts of additional shares without shareholder approval may dilute the percentage ownership of our shareholders.

Of the 100,000,000 shares of our common stock that are authorized, 43,261,000 shares are currently outstanding. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders. The issuance of such shares would dilute the percentage ownership of our current shareholders and likely cause a decline in the price of our common stock.

Sales of a substantial number of shares by the selling shareholders may result in downward pressure on the price of our shares and the ability of new investors to realize their investment.

Our current shareholders will be offering 10,945,250 shares for sale, which represents approximately 25% of our outstanding shares of common stock as of December 15, 2006. This may result in serious downward pressure on the selling price of our common stock and may limit the ability of our new shareholders to realize their investment and may result in substantial losses to potential investors.

We do not intend to pay dividends in the foreseeable future; any investment gains will have to come by appreciation in the stock price rather than through dividends.

We have paid no dividends to our stockholders and do not plan to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance future growth.

Volatility in the price of our common stock may subject us to securities litigation, thereby diverting our resources, which may have a material adverse, affect on our results of operations.

The market for our common stock is expected to be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future become targets of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The ownership of our common stock is concentrated in the hands of our current officers and directors, and they have the power to make many decisions regarding the management and operations of the business without investor consent.

Our directors and executive officers beneficially own, in the aggregate, more than 55% of our outstanding shares of common stock as of December 15, 2006. These persons, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including, but not limited to, the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, and the terms of additional financings. In addition, these persons, acting together, have the ability to control the management and affairs of the company. This concentration of ownership may harm the market price of our common stock by delaying or preventing a change in control of the company at a premium price even if beneficial to other stockholders. As a result of management’s control, investors may have limited input into the company.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders. The Company will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders.

DILUTION

The Company’s shares had a net tangible book value of $178,975 or $0.004 per share, as of September 30, 2006, based upon 42,956,000 shares of Common Stock outstanding. Net tangible book value per share is equal to the company’s total tangible assets less its total liabilities, divided by the total number of shares of its common stock outstanding. Dilution is determined by subtracting net tangible book value per share after this offering from the amount paid by new investors per share of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

As of the date hereof, there is no public market for our common stock. The offering price of $.50 per share is the price at which the Company most recently sold shares in private placements of its common stock. The price bears no relationship to our assets, book value or respective earnings or any other recognized criteria of value. We expect to request a market maker to file a Form 15c2-11 with the NASD’s Over-The-Counter (market) Compliance Unit in an effort to allow our common stock to be quoted on the Pink Sheets and/or OTCBB. If and when the SEC declares effective this registration statement, only then will the securities registered hereby become eligible to trade on the OTCBB.

We had outstanding 43,261,000 shares of common stock as of December 15, 2006. In addition, 1,895,000 shares of common stock are subject to outstanding options, none of which are currently exercisable. All 10,945,250 shares registered pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that, of such amount, 2,716,348 shares of common stock are subject to Lock-Up Agreements that restrict transfers of such shares through June 30, 2007. In addition, 32,445,750 shares of common stock that are owned by the executive officers of the Company, Clearvision International, Inc. and Kahane Entertainment, Inc. but are not registered hereunder are subject to Lock-Up Agreements through June 30, 2007. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of our common stock then outstanding; or

(2) the average weekly trading volume of the Company’s Common Stock during the four  calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Future sales of substantial amounts of our common stock in the public market or the possibility of these sales occurring could affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

Holders

As of September 30, 2006, there were 122 holders of record of our common stock.

Dividend Policy

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

Equity Compensation Plan Information

We did not have an equity compensation plan as of the end of our last completed fiscal year; however, on April 15, 2006, the Board of Directors adopted the Associated Media Holdings, Inc. 2006 Equity Compensation Plan (the “Equity Plan”) to provide employees, non-employee directors, consultants and advisors with the opportunity to receive grants of stock options and stock awards. The purpose of the Equity Plan is to give participants an ownership interest in our company and to create an incentive to contribute to our economic success. The Equity Plan authorizes the issuance of incentive stock options, nonqualified stock options and other stock-based awards. There are 4,000,000 shares authorized for issuance under the Equity Plan. As of December 15, 2006, options to purchase 1,895,000 shares have been granted under the Equity Plan to certain employees, consultants and two non-employee directors, all with an exercise price equal to $0.50 per share. Accordingly, there are 2,105,000 shares that remain available for future issuance under the Equity Plan. The Equity Plan was approved by the stockholders on April 15, 2006.

In addition to the issuance of stock options under the Equity Plan, and in an effort to preserve our limited cash resources, we have issued shares of our common stock in lieu of cash as compensation to a limited number of individuals and entities providing business development, director and advisory board recruitment, media production and placement and general corporate and strategic advisory services, as follows:

Pursuant to an agreement dated October 26, 2006, we issued 500,000 shares of our common stock to Kahane Entertainment, Inc. or the principals thereof (“Kahane”) in exchange for business development advisory services. Such shares of common stock are subject to a Lock-Up Agreement pursuant to which Kahane has agreed not to, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion), directly or indirectly, sell or otherwise transfer any shares of common stock or other securities of the Company currently or hereafter owned either of record or beneficially by such parties, or publicly announce an intention to do any of the foregoing, through the close of trading on June 30, 2007. The lock-up is subject to customary exceptions, including bona fide gifts, transfers to family trusts and transfers by operation of law.

Pursuant to a Limited Consulting Agreement, dated October 16, 2006, with Clearvision International, Inc. (“Clearvision”), we issued 2,000,000 shares of our common stock in exchange for Clearvision’s agreement to (i) develop and identify at least one celebrity spokesperson who will make appearances on our behalf; (ii) develop strategic alliances with business and industry partners on our behalf to enhance or further advance our business; and (iii) develop marketing strategies, techniques, methods, procedures and materials as needed for continued advancement of our corporate mission statement. Specifically, the Consulting Agreement requires Clearvision to produce for us the following media: television news spotlights, video news releases, a corporate video, a tradeshow loop presentation, internet streaming video, a newspaper feature, and a radio news release. The agreement includes Clearvision’s guarantee of significant media placement of the foregoing productions on major media networks in many of the top markets. In light of the significant compensation being paid by us to Clearvision, Clearvision will be responsible for compensating directly any celebrity spokesperson retained on our behalf.

Pursuant to a consulting agreement, dated June 20, 2006, as amended on July 31, 2006 and August 14, 2006, with Prima Worldwide, Inc. (“Prima”), we issued 600,000 shares of our common stock in exchange for Prima’s director and advisory board recruitment services. Prima was responsible for the recruitment of two recently appointed non-employee directors (one of which is our audit committee financial expert) and two of our three Advisory Board members.

Pursuant to a consulting agreement dated February 15, 2006, with Demetri Argyropoulos, we issued 500,000 shares of our common stock as compensation for Mr. Argyropoulos’ strategic advice and guidance in connection with our fundraising plans. Mr. Argyopoulos is the President and CEO of Prima. The shares were issued upon Mr. Argyropoulos’ initial engagement in lieu of a fixed-fee cash retainer and were not contingent upon the closing of any financing transaction or in connection with the solicitation of specific investors. In addition, on March 9, 2006, we entered into a consulting agreement with Prima pursuant to which Prima, an entity controlled by Mr. Argyropoulos, would introduce accredited angel investors to us in exchange for our agreement to issue additional shares of our common stock upon the closing of a financing transaction. Upon the advice of counsel, as a result of the potential existence of broker-dealer registration and state blue-sky issues, we entered into a subsequent agreement with Prima, dated August 14, 2006, pursuant to which the parties acknowledged that the March 9, 2006 agreement was void, and Prima expressly disclaimed any right to receive success-based fees or any consideration for soliciting accredited investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the consolidated financial statements of Associated Media Holdings, Inc. and the notes thereto appearing elsewhere in this filing. Statements in this Management’s Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward looking statements.” For an overview of our business please see the “Business” section on page 35.

Our business and results of operations are affected by a wide variety of factors, many of which are discussed under the heading “Risk Factors” and elsewhere in this Prospectus, which could materially and adversely affect us and our actual results.  As a result of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Projections and forward-looking statements

This Prospectus contains “forward-looking statements.” All statements contained in this Prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” and similar expressions are generally intended to identify forward-looking statements. Given the early stage of our Company, most of the statements made herein are forward-looking. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, including the risks described herein, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Except as may be required by applicable law, we are under no obligation to (and expressly disclaim any such obligation to) update or alter forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

We are a development stage company that has recently begun to offer media content and personalization products for mobile phones, smart phones, personal digital assistants (PDA’s) and other handheld wireless devices under the brand name Ignition through our online store and social networking websites located at www.ignition.tv (the “Ignition Website”). Since inception, we have not had only nominal revenues.

We earn revenue by distributing our content through major wireless carriers in North America. Our revenue model is driven by fees paid by consumers for mobile media content and personalization products and advertising revenues. These fees may be collected by carriers, our distribution partner m-Qube, collected directly by our company, or some combination thereof. Currently, our revenue model is through collection by carriers. A percentage of revenue is shared with the wireless carrier and m-Qube, and the percentages vary for each carrier, depending upon the specific carrier agreement.

Currently, our content is sold for a download fee. The download fee model is based on a single fee per downloaded content or bundle of content. Download fees are assessed on a per download basis for each item of content downloaded to a consumer’s wireless handset. Some of the download features will have expirations based on time.

We also earn revenue from paid advertising based on page views on the community pages of the Ignition Website. While we do book advertising on the Ignition Website directly with third party advertisers, a majority of the third party advertising is booked through third party advertising booking agencies who take a percentage of revenue based on the terms of our agreement with them.

In addition we have started to work with the brands from whom we have licensed content to co-promote that content and also create co-branded promotions and services some of which have been for free to the brand and consumer and some of which have generated revenue from the relevant brand.

As of September 30, 2006 we had four employees. We also engage a number of consultants and outside contractors. In connection with the expansion of our business, and subject to the receipt of substantial additional financing, we anticipate that we will hire an additional six to eight employees over the next twelve months.

We anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will depend, in part, on the amount of growth in our revenues from consumer acceptance and use of our products and the number of wireless mobile carriers who agree to carry our products. As of September 30, 2006 we had an accumulated deficit of $1,022,024 and working capital of $374,307.

Since inception of operations, we have funded our operations through $1,589,261 in private placements of our common stock to accredited investors and borrowing an aggregate of $225,000 pursuant to bridge loans primarily from Clearvision International, Inc., one of our principal stockholders. The Company repaid the bridge loans using the proceeds of the private placements of our common stock.

As of September 30, 2006 we had $358,421 in cash. Our operating expenses are currently approximately $110,000 per month, approximately 70% of which is for payroll, 15% of which is for marketing, and 15% of which is for our general operations. Provided we raise the amount of financing we seek in a timely manner (discussed below), we expect that our operating expenses will increase by approximately 20% per month over the next several months, especially in the areas of content development and marketing. We believe we can satisfy our current cash requirements only through raising additional funds and using shares of our common stock, where appropriate, in exchange for services.

We are seeking to raise between $2,000,000 and $10,000,000 in additional financing during the next 12 months. We require additional capital to finance all aspects of our operations and development plans, including ongoing operating expenditures, acquisitions and developments in our media content and personalization products and communities. We believe that our current capital resources will be sufficient to fund our operations at current levels through January 2007. However, the exact amount of funds that we will require will depend upon many factors, and it is possible that we will require additional financing prior to such time. Unless we raise additional debt or equity capital, we will either have to curtail our operations significantly or otherwise cease operations.

The proceeds of such financing are expected to fund a significant expansion of our operations, including expanding our existing operational and development capacity. Additionally, we anticipate expanding our business development and product development teams and consider acquisitions from time to time, including our pending acquisition of icelounge.com. We plan to identify companies that offer complementary mobile content or infrastructure services, such as the social networking and community building. To the extent that we raise less than $2,000,000, we will reduce or maintain the current level of our intended activities. We will need to generate a significant amount of increased revenues to achieve profitability. We cannot give you any assurance that we can achieve or sustain profitability or that our operating losses will not increase in the future.

Material Commitments for Capital Expenditures

There presently exist no material commitments to outside vendors for capital expenditures.

Critical Accounting Policies

We base our discussion and analysis of financial condition and results of operations on our financial statements which have been prepared in accordance with United States Generally Accepted Accounting Principles.  Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments are subject to an inherent degree of uncertainty and actual results could differ materially from these estimates.  The company’s significant accounting policies include:

Cash and Cash Equivalents: The Company considers all liquid assets with a maturity of three months or less from the date of purchases readily convertible into cash to be cash equivalents.

Concentrations: Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places its cash and cash equivalents at well-known, quality financial institutions.

Estimates: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

Development Stage Company: The Company is a development stage Company as defined in Financial Accounting Standards Board Statement No. 7.

Income tax: The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Accounts Receivable: Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect will be reported in the results of operations of the year in which those differences are determined, with an offsetting entry to a valuation allowance for accounts receivable. Balances which are still outstanding after management has used reasonable collection efforts will be written off through a charge to the valuation allowance and a credit to accounts receivable.

Financial Instruments: The Company believes the carrying amount of cash, accounts receivable and other current assets, accounts payable and accrued expenses approximates fair value due to their short maturity. The Company also believes the carrying amount of the Company’s long term assets and liabilities approximates fair value.

BUSINESS

Background

We were incorporated under the laws of the state of Nevada on June 21, 2004 under the name El Tigre Development Corporation. At inception, we issued 20,000,000 shares of common stock to the original founder of the Company, who is no longer affiliated with us. On August 13, 2004, the original founder caused the Company to issue in a private placement 2,000,000 shares of common stock to a single investor for cash totaling $70,000, of which 10,000 shares were issued at $2.00 per share, and 10,000 shares were issued at $5.00 per share, resulting in 22,000,000 shares outstanding. Pursuant to a Rule 15c2-11 information statement dated August 15, 2004, the stated purpose of the Company at that time was to operate as a residential real estate development company. Pursuant to a subsequent Rule 15c2-11 information statement dated November 17, 2004, the Company disclosed that it had changed direction to take advantage of opportunities in alternative energy. On January 13, 2005, we changed our name from El Tigre Development Corp. to MacGregor Energy Corp. The Company did not appear to have conducted any significant operations with respect to those businesses.

On August 12, 2005, Gregory Bonzer, a California-based attorney and in-house counsel at Clearvision International, Inc. (“Clearvision”), agreed to acquire control of the company by purchasing 20,000,000 shares of common stock, reflecting approximately 91% of the outstanding shares of common stock of the Company. Mr. Bonzer sought control of the Company for the express purpose of causing the Company to enter into a transaction with ZTH Management, LLC (“ZTH”), as described below. Clearvision, having significant beneficial ownership interest in ZTH, had identified ZTH as a business opportunity and encouraged and facilitated the transaction between the two companies.

Our current management team and controlling stockholders first became affiliated with the Company in October 2005 when the Company entered into a Reorganization Agreement with ZTH for the purpose of acquiring an exclusive, perpetual, royalty-free license to use the intellectual property associated with the Ignition name and business model, consisting primarily of trademarks and the Ignition Website. On October 21, 2005, the Company’s current board of directors approved an increase in the authorized number of shares of common stock from 25,000,000 to 100,000,000 and changed its par value from $0.001 to $0.00025. On October 24, 2005, the board of directors approved a reverse split of the Company’s common stock on a 1-for-100 basis. The stock split became effective on October 28, 2005, resulting in 220,000 outstanding shares of common stock. On October 30, 2006, the effective date of the Reorganization Agreement, we issued 40,000,000 shares of common stock at $.01 per share to ZTH’s principals, and the principals who operated ZTH became the management team and controlling shareholders of the Company.

Overview

Ignition offers media content and personalization products for mobile phones and wireless devices. Our offering is comprised of both proprietary content and content licensed from established consumer brands. Ignition’s media content offerings includes wallpaper (still and moving still images), video content, games, data services (e.g., text messaging) and audio files (ringtones and ringbacks of various types). Some of these types of content are in development and we anticipate offering them to consumers over the next 12 months. The initial product offering consists of wallpaper (still images only), ringtones, voicetones and free video content. We have conducted preliminary discussions with mobile game developers and currently are evaluating opportunities to offer video games for mobile devices. We are continually enhancing the functionality of the Ignition Website and the types and range of content included on the Ignition Website.

The Ignition Website currently provides limited community functionality which allows users to create personal profile/page(s) on the site, post content, and communicate with other registered and online users in the community area. In addition to the location of the Ignition Website on the worldwide web, we have developed a WAP version of the Ignition Website. “WAP” sites or decks are web portals that allow a user to access the Ignition Website and make purchases from the web browser included with the user’s phone. One can access the WAP deck by sending a text message with the word ‘ignition’ to 44648.

We have commenced efforts, both through our own initiative and in conjunction with our North American principal technical partner and distributor, m-Qube, to secure the availability of Ignition content with wireless service providers and carriers such as Cingular, Verizon, Sprint, Nextel, Boost, and Amp’d, websites and WAP websites and decks. Placement within these carrier properties is sometimes referred to as “in-garden” placement. m-Qube is also distributing Ignition’s content to other resellers who in turn are to offer the same through their websites and WAP decks.

m-Qube has a non-exclusive license agreement with ASMH covering the United States and Canada for a period of two years. The license agreement provides that m-Qube will convert ASMH licensed and proprietary content into formats compatible with carrier services and consumer hardware. m-Qube develops and maintains the technical delivery and payment mechanism for the sale of media content at the store embedded in ignition.tv (not the balance of the Ignition Website, which is built and maintained by other contractors engaged by ASMH), licenses Ignition’s content to third-party resellers, including wireless carriers, processes and collects payments of fees from carriers and consumers, and pays the fees through to ASMH, less a percentage of such fees owed to m-Qube pursuant to the terms of the license agreement. The precise percentage of fees owed to m-Qube depends on the type of content and the channel of distribution.

Ignition also intends to secure media content from abroad and establish distribution of its products outside North America. Ignition specializes in content relating to action sports, including skateboarding, surfing, BMX, motocross (“MX”), and snow sports (snowboarding and extreme skiing). Collectively, these sports are generally considered the “core” action sports. Ignition’s model is to focus on these sports and does not at this time offer content in other “alternative sports,” such as kayaking, skydiving and bungee jumping.

The action sports consumer is primarily aged 14-34 (both male and female). These consumers typically participate in the sports and/or emulate participants as aspirants who may identity with the lifestyle by, for example, wearing branded clothing and listening to music associated with action sports. In 2006, the action sports lifestyle has become part of the mainstream youth culture, infusing music, fashion, sports, and hobbies.

“Action sport” and “alternative sport” are similar, yet different. Both may be unconventional and can be perceived to be potentially dangerous. The principal differentiator is alternative sports tend not to influence youth culture, fashion, and purchasing habits in the same way that action sports do. Many people own surf shorts or skateboard shoes yet do not surf or skate. Alternative sports have not really produced household name brands. By comparison, the action sports culture and fan base have created a hard and soft goods retail market in the United States that is estimated to exceed $10,000,000,000 in annual sales. Ignition is committed to bringing credible mobile device content to action sports participants and lifestyle adherents.

Technology in mobile devices and telephony, including both hardware and software, is advancing rapidly as are the number of wireless service providers, the types of products and services they provide, and the number of consumers using mobile devices and the entertainment and personalization products they consume.

Mobile Content and the Action Sports Markets

There are several market trends upon which we believe Ignition is well-positioned to capitalize, they include (i) the growth in mobile phone and device subscribers, (ii) the growth in action sports participation and lifestyle identification, (iii) increased deployment of advanced wireless networks, (iv) increasing availability of mobile phones and cellular devices with multimedia capabilities, and (v) the growth in demand for wireless information services and entertainment products.

Growth in mobile phone and device subscribers.

The market for wireless entertainment products is a relatively new development in mobile communications and is expanding rapidly. This market has emerged as a result of the growth and significant technological advancement in the wireless communications industry. Wireless carriers are launching such services as new data, including text and rich text (embodying audio and video as well as text), video, and others, all with the aim of driving revenues and taking advantage of advanced wireless networks and next-generation mobile phones. Hardware manufacturers are continually releasing new products with ever increasing multi-media functionality. These products and services represent areas of growth in markets where the penetration of phones and the minutes people talk on the phones is at or near saturation.

In 2002, the number of global wireless subscribers surpassed one billion. Subscriber growth is expected to continue as wireless communications increase in emerging markets, including China and India. According to IDC, a subsidiary of IDG (International Data Group), the number of global wireless subscribers grew from approximately 749 million in 2000 to 1.3 billion in 2003, and is predicted to grow to 2 billion by 2008, with most of this growth predicted to occur in markets outside the United States, western Europe, and Japan. At the same time, among these developed markets, the market for mobile device content in the United States is among the least-developed and, in our view, has the greatest growth potential. At the end of the second quarter of 2005, there were 189.2 million wireless subscribers in the United States who accounted for $33.3 billion in revenue.

Growth in action sports participation and lifestyle identification

The United States Census Bureau estimates that there are over 60 million people in the United States between the ages of 10-24. The Rand Corporation estimates that people in this age group control $124 billion and influence family spending of $358 billion.

More young people skateboard in America than play baseball. Communities are taking out athletic fields and replacing them with skate parks. Walk around any mall in America and you will see the overwhelming saturation and fashion influence of action sports brands in every youth fashion retailer. In our view, action sports are completely and permanently embedded in mainstream America family culture and retail consumption habits.

Deployment of advanced wireless networks.

Wireless carriers are deploying high-speed, next-generation digital networks to enhance wireless voice and data transmission. These advanced networks have enabled carriers to provide and bill data applications and increased the ability of wireless subscribers to quickly download large amounts of data, including, most recently, video, to mobile phones and other wireless communication devices.

Availability of mobile phones and cellular devices with multimedia capabilities.

Annual global mobile phone sales grew 22% in 2005 to 816 million units in 2005, (Gartner). Hardware sales in mature markets (such as the US) are driven by upgrades to phones with better non-voice related functionality. In recent years, the mobile phone has evolved from a voice-only device to a personal data and voice communications device that enables access to wireless content and data services. Mobile phone manufacturers are competing for consumers by designing next-generation mobile phones with enhanced features including built-in digital cameras, color screens, large size keyboards, music storage and playback capacity, and data connectivity. Manufacturers are also embedding application environments such as BREW and Java into mobile phones to enable multimedia applications, including interactive messaging, gaming and consumption of video and other audiovisual programming.

ARC estimates that global sales of BREW-enabled mobile phones will grow from 11.6 million units in 2003 to 75.6 million units in 2008, and global sales of Java-enabled mobile phones will grow from 95.5 million units in 2003 to 594.9 million units in 2008, collectively representing approximately 97% of all mobile phones to be sold globally in 2008. We believe that the availability of these next-generation mobile phones will drive demand for wireless entertainment content and applications that take advantage of these advanced multimedia capabilities. The reeducation of mobile phone and device users is well underway. We believe that the era of the pure mobile phone is coming to an end, and it is being replaced by the era of the portable media rich communication device. With fast data exchange (both upload and download) becoming the norm and significant resources devoted by service providers and hardware manufacturers to education of the consumer, we believe that ASMH is well-positioned to take advantage of these shifts in the multi-billion dollar mobile communications business. We believe that developments in user behavior and market trends in more developed markets outside America are indicative of the changes to come in America.

Demand for wireless information services and entertainment products

We believe that the target-consumer for Ignition falls squarely into the target demographic of users of wireless services and entertainment products. Wireless carriers are increasingly launching and promoting wireless applications, including information services and entertainment products, to differentiate their services and increase revenues. The delivery of news, information, images, games, ringtones (and other audio products), video, and services and other entertainment content to subscribers enables wireless carriers to leverage both the increasing installed base of next-generation mobile phones and their investment in high-bandwidth wireless networks.

M-Metrix estimates that in excess of 80% percent of handsets in America are data enabled. They also estimate that 58% of mobile subscribers use their phone for something other than conversation. CTIA estimates that 68% of 18-24 year olds report using text messaging. They also estimate that revenue from data services in the United States exceeds $1 billion annually.

According to a recent study by IDC, at the end of the second quarter of 2005, total wireless service revenue was $29.4 billion, and of that, aggregated data service, content, and application revenue was $2.1 billion. That equates to an industry average of 7.2% of average revenue per user (“ARPU”) generated in data or $3.82 per subscriber/customer. Just under half of all data revenue (49%) was generated in messaging, 14.5% was generated in content and application downloads, and the remaining 36.5% was generated in other services and content. IDC reports that messaging is “trending downward” as a percentage of wireless carrier data revenue in favor of other mediums.

Wireless carriers are placing emphasis on new products and services, specifically ringtones, wallpapers, and video offering, as users of the same spend on average 19% more on their overall bill, 68% more on their handsets, and 42% more on their voice minutes.

IDC reports that the number of paid downloads in the United States during the second quarter of 2005 topped 122 million on total revenue in excess of $300 million. During this period, the average industry wide price per unit sold was $2.49. Ringtones led the way from a unit volume perspective with a 54.4% share. Graphical content placed second at about 24%. And, games placed third with an 18.5% share. The remaining 3.3% came from simple consumer and business applications. IDC notes that “…while ringtones represented the majority of content units sold during the first half of 2005, games and consumer productivity and entertainment applications in particular are also emerging as more important content types.”

It is estimated that of the $1 billion in data services, young people will spend over $100 million on data services, which represents over 10% of their disposable income. According to IDC, “[m]arketing and sales strategies should be focused on the youth and young adult demographic, who tend to overindex in terms of content/application consumption and messaging usage. Off-deck content and application strategies, especially premium content sales based on SMS shortcodes, should be pushed. Physical storage device content sales and direct third-party Web site purchases are also key channels, however.”

Our Competitive Strengths

We believe that our competitive strengths include:

A strong management team with diverse relevant experience in action sports, media and new technology.

ASMH key executives possess a unique blend of experience and knowledge in a number of areas that we believe will contribute to our success. These areas of experience include youth marketing, new media marketing and technology, unique content creation and production, international transactions, and media business affairs. In addition, our management team has a wide range of experience in numerous facets of action sports, including athlete management, retail and wholesale marketplace perspective, and key internationally recognized industry brand associations. This combination of skill sets and associations provides ASMH with a substantial competitive advantage in the world of action sports athletes and brands.

Unique access to the “closed world” of action sports.

Action sports are a facet of counter-culture. In other words, the appearance of making money comes second to being “cool” and being seen to do the right thing by one’s peers. Companies and individuals that have succeeded in this area have understood the fine balance between conducting business and staying true to the spirit of what makes these sports attractive in the first place. ASMH has Danny Way, world renowned skateboarder, as a director and key consultant to its representation to the action sports community. Mr. Way has unparalleled standing within his sport for both his achievements and the integrity with which he has conducted his career. Mr. Way’s affiliation with Ignition gives Ignition instant credibility with brands, athletes, and other key figures in action sports. Mr. Way’s unique accomplishments and substantial industry credibility translate into access to the key brands and athletes in the community.

A Bridge Between The World Of Action Sports And The World Of Mobile Communications And  Content.

To date, there are few brands or athletes with meaningful mobile content in the marketplace. Most brands and athletes do not know how to access the mobile industry, and the mobile industry does not know how to access the action sports community. In addition to the unique asset that Mr. Way represents to Ignition, our management team brings years of experience in the action sports industry collectively, through an understanding of what drives consumers and how to manage action sports athletes.

ASMH’s senior management team also has more than twenty-five years experience in the music industry. This experience shared by our senior management provides an understanding of how to build the commercial success of artists (brands) without making them appear overtly commercial. This combined experience and associations in the action sports industry and music industry allows us to provide an avenue for the action sports industry brands to enter the mobile marketplace through a trusted and skilled partner.

Focused content strategy.

With our management’s experience in the action sports community and knowledge of our targeted consumer, we believe we have a solid understanding of what is appealing and what is not appealing. Presently, we believe that there is minimal action sports media content available, and this media content is neither credible nor attractive to its target audience. Additionally, that type of representation is inconsistent with the tastemaker brands’ desired market representation. We are committed to the goal of ensuring everything presented by Ignition is appealing, credible, and presented appropriately. Under the terms of our agreement with m-Qube, we have a right of approval over all resellers of our media content and are committed to exercising that right to ensure brand integrity. This level of control over our media content will safeguard the long-term value of the brand and our business.

As part of our launch strategy, we are focusing on acquiring media content from well-known brands. With branded content, we benefit from the well-established reputation and worldwide appeal associated with the brand. As well as establishing credibility with consumers, we intend to establish relationships with brands, in order to build our credibility with other brands, athletes, press, and other key influences in the world of action sports. The brands also help us to promote their content through their own marketing initiatives and initiatives co-branded and promoted with us. Developing relations with athletes and originating our own media content are our secondary goals. Our focus is to launch ignition.tv with a critical mass of brands whose international appeal will attract consumers, carriers, and other customers in order to create an avenue for consumption of our media content offerings. Additionally, a key component to our launch is to develop relationships and secure content from the key tastemaker brands before other companies do the same. We aim to further cement those relationships by working on mobile content and marketing initiatives with brands open to the same.

A first port of call to the mobile industry and a partner that brings added value.

Our business model will ultimately offer a wide range of media content from a number of diverse sources. Our intention is to be an aggregator of appealing media content. Most carriers do not have the assets, time, ability, or inclination to aggregate this wide array of content. We believe our understanding of the needs of carriers, combined with the needs of the action sports industry and our target consumers, will make us an attractive partner.

By building the Ignition brand, we believe we will add value to our offering. Rather than being an anonymous supplier, our customers will be able to benefit from associating with Ignition and everything it represents. We intend for our brand name to come to stand for credible media content from action sports insiders, along with quality media content from brands consumers care about.

The Support of m-Qube

m-Qube is one of the largest “back end” mobile enabling company’s in North America. m-Qube is providing the back-end to our mobile storefront and enabling the Ignition Website to collect revenue from sales of our media content. In addition, we also have an agreement with m-Qube governing our access to various text messaging-based applications that they own which enables us to construct and offer text messaging based programs to consumers. Our agreement also provides for m-Qube to build, maintain, encode, and convert content and fulfill Ignition’s mobile and cellular content store embedded in the Ignition Website. In addition to providing technical services, m-Qube will be a non-exclusive licensee of Ignition for content sales purposes. m-Qube supplies nearly all of the wireless carrier companies in North America with a variety of content and services.

The relationships with m-Qube and other distributors are also critical because wireless carriers are attempting to force out companies who sell directly to consumers. In addition, such direct-to-customer billing by content suppliers bypasses the wireless carriers billing mechanism (and the carriers portion of the revenue) and as a result wireless carriers’ will not offer media content from such sellers. m-Qube and our other distributors are leading trusted content sources, and we intend for Ignition’s content that is available through these distributors to become regarded similarly. The relationships with our distributors are important as they give Ignition instant access to the entire marketplace of media content buyers in North America, as well as the benefit of their technical expertise and experience.

Our Strategy

Our strategy includes the following components:

Establish Ignition as THE brand for action sports content

Brand identity will differentiate us from other general media content vendors. Brand identity will attract consumers and keep them coming back to interact, view our website, and buy our products, services, and media content. Brand identity conveys marketing messages to our customers. By being the first to target the action sports market in a dedicated fashion, we hope to obtain an advantage over later entrants to the market.

Be available everywhere to everyone

We seek to make Ignition’s media content available to as many people as possible. We do not intend to be restricted to certain services or suppliers. One of our competitors, Amp’d, requires its customers to purchase one of their handsets, become a subscriber to their service, and then purchase a plan which allows consumption of the desired content. By comparison, we intend to build our brand by making our media content easily accessible to everyone. The diversity of our consumer base will provide a degree of insulation from any one customer, particularly a carrier, deciding not to carry our content or unilaterally adversely changing the terms under which a particular carrier may take our content.

Make life easy for everyone

Other brands generally cannot, and do not want to, handle complex obligations or procedures. We aim to make dealing with Ignition as simple as possible. We will do all formatting and technical configuration of media content, unlike our competitors who are less inclined to provide such services.

Give our consumers what they want

Consumers have consistently shown that they do not want to be told how and when to consume. Once a consumer has had a bad user experience in the technology space, it is very hard to get that consumer to return.

We will offer a diverse range of options to acquire our media content via the internet and mobile phone, one time purchase options and subscription programs, and the ability to purchase through affiliate reseller programs and wireless carriers. We also intend to offer quality media content. The acquisition of media content for a mobile device is a decision to purchase content personalizing what is one of the most important “gadgets” in most people’s daily lives. People will only make a decision to purchase such devices if they enhance quality of life. The decision to purchase branded content (whether from a corporate brand or from a famous athlete) identifies the consumer with the brand and its values. Our non-branded content (such as video “how to” clips) will meet a real need, by showing a user how to do the trick purchased.

More than a store - Creating community

The Beta version of the Ignition Website emphasizes the mobile content storefront aspect of Ignition. In offering social networking functionality, we believe that ignition.tv and the associated community websites will become a vibrant online community comprised of action sports fans drawn by the unique content, relevance to lifestyle, and the presence of other like-minded people. As the community aspect of Ignition grows, we will increasingly emphasize it through visual dominance in the Ignition Website’s homepage. In addition the mobile content store is already a part of the community offering. It is our expectation that if users are spending considerable time on our Ignition Websites, the reputation of the brand will be built, and users will purchase content as a natural step in their evolving use of the Ignition Websites.

A partner in mobile for the brands

By creating and co-creating initiatives and programs with our licensors, we believe that we are building and strengthening our relationships with the licensors. We also believe that we will benefit from the licensors’ marketing and promotions efforts that they undertake, particularly where we are featured in such efforts. As a result of the foregoing, we believe that we are improving our credibility with consumers, existing licensors, potential licensors and the wider action sports industry, and, therefore, are increasing the barriers to entry for any competitors.

Our Content and Services

Images

Often referred to as wallpaper, these are images used as screen savers and caller identifiers (device permitting). They can be comprised of a single image and also can be moving images (a fast moving collection of still images). They are generally retail priced at $2.00 per image. The images might be logos, artwork, photographs and other images.

While wallpaper is not considered to be as compelling a form of media content as a video clip or a game, it is extremely relevant to our target consumers. Stickers play an important roll in brand and image building in action sports. Wallpaper is a form of electronic sticker. Our consumers tend to identify with the brands they favor. Wallpaper is perceived as an electronic badge of tribal belonging and plays an important role in personalizing our users’ communication devices.

We will also be using free wallpaper as a promotional and marketing device. In February, we partnered with Vans to offer free Tony Trujillo wallpaper. Vans promoted this partnership in its press ads and through its email database of more than 300,000 users.

Sound files

Sound files have a number of applications in the mobile content context, the most obvious of which is the ringtone. A sound file plays to alert the owner when a call comes into the device in lieu of the ring sound made by a traditional phone. In the context of for-sale content, these ringtones are either polyphonic (sound generated by a tone generator within the device) or are actually a recording of the file played by the device. These recorded files are commonly referred to as master or real tones in the context of music files.

Ringtones are not just limited to music, but they also can be recordings of voice or other sounds. Sound files also are now being introduced as ringback tones. Ringbacks are slowly penetrating the North American marketplace. Penetration is slow as sound files require hardware upgrade by the phone service providers at their telephone exchanges. When a mobile phone is dialed and the caller hears a ringing sound while waiting for the dialed person to pick up, the caller hears a sound file sent from the telephone exchange. Ringback tone technology allows a consumer to choose what sound file people hear when they dial but before the call is accepted. Ringbacks are popular in countries such as Japan and South Korea where technology is more advanced than in North America.

Sound files also allow a user to personalize their answerphone voice message. Sound files currently are retail priced between $0.99 and $2.99 per file. Ignition has access to various sound files through licenses obtained by m-Qube. The Beta Version of the Ignition Website has a very limited offering of ringtones. We intend, however, to expand the selection of ringtones that we offer in the future. ASMH’s agreement with m-Qube allows us to contract with other technology and media content suppliers.

We will also be creating original sound files, such as athlete messages and voice tones, as well as sound effect files like the sound of a skateboard sliding down a rail. Sound files have proven to be as popular as ringtones, because they announce to the world that you identify with a specific musical content or action sports athlete. This is yet another form of tribal identification.

Ringtones represent approximately 40% of mobile content revenue and over 50% of all content downloaded by our target consumers. These percentages are set to drop as other forms of content become more accessible to users. At the end of 2005, ringtone downloads were estimated to be worth $245 million increasing to $1 billion by the end of 2008. By the end of 2005 all mobile phones for sale in the United States were ringtone capable. By the end of 2008 it is estimated that all devices in use will be ringtone capable.

Text services

The single most used application on mobile communication devices other than pure use as a telephone, is text messaging. M-Metrics estimated in January 2005 that 68% of 18-24 year old mobile device users had used text messaging services to send and or receive data. Text messages currently exceed 2.5 billion test messages per month.

We are in the course of developing a number of text-based free and pay (both one time and subscription model) data services. These include industry sector news services and other applications. We believe that these news/infotainment services will have appeal to fans of various sports who want to feel part of the community. Some portions of the service will be free and more detailed offerings will be paid-for content.

As well as developing Ignition branded text-based services and promotions, we are developing licensor brand partner text messaging “premium” programs which are “Powered by Ignition.” Some of these promotions will be free to both the licensor and end user, some may be fee-based to the licensor and free to the consumer, and some may fee based to the end user. In the case of a promotion where we charge a fee to the end user, we may charge the brand and/or participate in the revenue generated from charges to the end user. Standard text messaging charges are levied in all cases by carriers and we are not able to receive fees in such cases. The carriers have to approve all text messaging programs (whether premium or not) running on their networks and charge income based participation fees for premium programs. The revenue earned from premium text messaging programs, which are net of the carrier’s share and after deduction of third-party technical services enablement fees (we do not own and/or operate the technical back end portion of the text-based services we offer) is likely to then be split pursuant to the terms of the promotion agreement with the licensor/promotion partner.

Video

As video capable hardware penetrates the North American marketplace, video will prove to be a significant form of content consumption. With Verizon having launched its V Cast service, Sprint launching Powervision, Amp’d building its offering entirely on media rich content, and many other service providers and media owners such as broadcasters rushing to bring their audiovisual content to mobile devices, we expect to see video content making up a significant portion of the overall media content mix.

Starting in early 2007, we intend to license and originate our own video content and make it available for download or streaming onto phones where the consumer pays for such content. We intend to focus our content production on footage that our consumers will consider worth paying for, such as how-to clips, interviews, behind the scenes pieces, and other content not readily available or previously seen.

Games

It is not our general intention to produce games ourselves. We have been in discussions with various games development companies about ignition branded cell phone games. In the main we intend to be a reseller of other producers’ games through later versions of the Ignition Website. We will be looking to sell lifestyle complimentary games that will appeal to our community of users. Mobile gaming is expected to undergo considerable growth as the penetration of gaming capable hardware increases. At current levels of penetration, approximately 30% of both male and female users in our target demographic report playing games on their mobile devices. Pricing of games is anywhere between $5-10 with some games timing out after a limited period.

Community features

The community interface is currently provided through the icelounge.com relationship. Icelounge has been re-branded Ignition. In addition, we have recently launched sports specific sites which all link back to one another and the store at ignition.tv. Those community sites are located at: www.ignitionsk8.com; www.ignitionsurf.com; www.ignitionsnow.com; www.ignitionmx.com and www.ignitionbmx.com. Users can post profiles and images of themselves and communicate directly with other users of the site. We intend to make the community elements more prominent in later versions of the Ignition Website and beyond as the community grows. In addition we are embodying elements of the Ignition mobile content store within the community pages. We will be using incentives (such as a free wallpaper downloads, and competitions) to encourage site visitors to register in the community when they visit the various sites. The community aspects of Ignition will also be promoted through public relations and viral marketing.

We believe that offering community functionality will keep users on the Ignition Website longer during each visit and will encourage them to visit the Ignition Website even when they are not intending to purchase content or services. It also drives enduring penetration of our brand into the consciousness of the consumer. Community features will also enable us to develop and/or apply targeted advertising models, undertake user, and market data collection and analysis and also provide us with useful information to allow us to target our offerings more to the consumers’ needs and desires. A user experience more relevant to each user should drive customer satisfaction, customer loyalty and hopefully, increased revenue per customer.

As well as creating a strong brand identity and keep users in regular contact with Ignition whether or not they are purchasing mobile content the traffic generated by the community activity will enable the sale of revenue generating advertising as well as, in time, other goods and services that may be of interest to the targeted community audience present on our site.

Video podcast

In spring 2006, we launched a regular Ignition video podcast. From our launch in April 2006 to date, we have generated approximately fifty, almost all original, short (2-5 minutes) video clips. Downloadable for free from iTunes, www.ignition.tv, and other locations (such as Youtube.com) on the internet, we are offering video podcasts and streaming video targeting the action sports community. Consumers can register to have the podcast delivered to their computer automatically on publication. Free to consumers for viewing on their computer desktops, video iPods and other video content playback devices, the low resolution video programs of between one and ten minutes (usually in the range of 2-4 minutes) in length will enable us to build our brand recognition, customer loyalty and also provide a visible regular communication outlet through which we and our branded content consumers can “touch” their customers. It is also our intention to monetize the free video content through advertising. We are currently investigating services that will allow us to embed advertising into/around these videos to enable us to generate advertising revenue from the views of the same.

The podcasts will also provide an entry point for consumers to experience the quality of our video content and hopefully encourage them to purchase other content. The publication of a podcast also demonstrates our ability to generate fresh, interesting, and relevant media content on a regular basis to carriers, brands, and others evaluating our services.

Distribution Channels

We will distribute our products and services through the following channels of distribution:

•	www.ignition.tv

•	Free floating WAP deck: A “web site” that is browsable from a phone’s internet browser.

•
Premium SMS free floating WAP deck: Content downloaded by user via a short code entered on the mobile device; we currently have the following short codes licensed from Neu Star (the party controlling the 5 digit short code register): IGNIT (44648); and SKATE (75283).

•	Carrier websites and WAP decks (subject to conclusion of licenses by m-Qube with the carriers on a carrier by carrier basis).

•
Resellers: Under the terms of our agreement with m-Qube, we have a right of approval over every reseller. This is vital to maintain brand image and presentation. Licensing to resellers is undertaken by m-Qube on our behalf in their territory.

Outside of the United States and Canada, we intend to identify and enter into agreements with appropriate licensees on a case-by-case and country-by-country basis. We believe that wide distribution, subject to licensing agreements and technical considerations, i.e. being as available to everyone everywhere as is commercially prudent, will be an important factor in establishing a strong brand and broad customer base.

Sales and Marketing

Advertising

(i) Print: We intend to undertake print advertising in specific action sports publications, lifestyle publications and other publications relevant to our target consumers. Advertising commenced in April 2006 along with the rest of our user targeted campaign.

(ii) Television: Subject to our marketing budget availability and depending on the results of various other marketing activities we intend to undertake, we plan to advertise on television from time to time. This may be of short duration, limited geographic reach and be targeted around a specific event or program.

(iii) Internet: In addition to purchasing or trading traditional banner ads, we will be undertaking viral marketing through various activities within online lifestyle communities.

Product sampling

We will be offering a limited amount of free content/trial subscriptions to both brands and users with a view to familiarizing users with our services and products. We will also be bartering services to acquire advertising and other services at greatly reduced rates compared to those we would otherwise pay.

The first free-to-consumer download (capped number of downloads) ran with Vans in a Tony Trujillo press ad in February. That promotion was also promoted to Vans’ 300,000 plus email mailing list.

Affiliate programs

We are in the course of negotiating advertising deals with high circulation lifestyle catalogues where we obtain reduced ad rates in exchange for the catalogue publisher receiving commission on the sales off the advertisements run in their publications.

At some time in 2006, we intend to offer mini-online stores to brands. These are either links through to our store or pages from our store carrying their content which are “skinned” to look like their site and reside on their website.

Street marketing

We intend to promote Ignition’s products and services at various lifestyle events such as the Vans Warped Tour, the Mountain Dew Series, X Games, and other lifestyle events through third-party street teams that hand out marketing and advertising materials at such events.

Public relations

We are very heavily focused on public relations for Ignition. Such activities deliver brand recognition and exposure far beyond the dollars expended in creating the event concerned. Public relations can also be more effective at “validating” our brand as it is being talked about by trusted third-parties.

The April 5 launch of the Gamma Version of the Ignition Website took place at the Hard Rock Hotel and Casino in Las Vegas, Nevada where Danny Way broke a world record by jumping off the top of the guitar over the entrance. Four public relations companies worked the event on our behalf and we benefited from coverage across print, news, and television running through both lifestyle and mainstream media. We succeeded in getting the Hard Rock Hotel and Casino to pay for the entire event because of the public relations benefit to them. News and editorial coverage for this event throughout the United States was significant with over 250 TV pieces running. (Information provided to us by a news tracking service)

Technology

It is not ASMH’s intention to focus on the development of technological applications, whether hardware or software. To the extent that we may develop or commission the development of the same, they will be incidental to our main focus of delivering products and services to the action sports community in the lifestyle space. This approach may change over time as our business needs dictate and opportunities present themselves.

Competition

Our competitors include the following:

•
Random content suppliers supplying to mixed subject media retailers. While certain suppliers have significantly more resources than ASMH, we believe that such suppliers have little or no target-market credibility or brand identity to differentiate their products. We believe that such content suppliers have been the majority of action sports content offerings to date.

•
Broadcast content owners such as: ESPN (owner of X-Games), Fox (Fuel and others), and OLN (Gravity Games). Competition footage is of limited attraction in the target market. In our opinion, while it may be of interest as supplemental content, such material has, so far, not proven to be content that drives target consumer demand. Action sports are not jock lifestyle activities where performance in competition is everything. Broadcaster/content owners have strong brand images, although one challenge they face is that much of their content is not cleared (or in some cases clearable) for mobile use.

•
Other independent action sports focused operators. There are other independent action sports focused operators in our industry. The only other mobile content aggregators that we are aware of with a focus on action sports and the North American market are MobileRider and Tony Hawk’s Dissent, a joint venture with Infospace.

•
Amp’d. In late 2005, a new MVNO launched in the United States under the brand name Amp’d. An MVNO is a branded service operator renting back-end network capacity and services from another phone company (in Amp’d’s case, Verizon). Other existing MVNO operators include Boost Mobile and Virgin Mobile, among others. Peter Atherton, who started Boost Mobile, is also backing Amp’d. Amp’d is well-funded with significant investors, including Viacom and Universal, among others. To access content from Amp’d, one must be an Amp’d subscriber and own an Amp’d phone. Amp’d’s marketing “angle” is media rich content. For example, Amp’d will be among the first companies offering 3G video in the United States, among other services. They are offering a number of streams of content including music, entertainment and, sports, including action sports, with a la carte and subscription offerings. Amp’d signed contracts with a number of action sports athletes. They are also sponsoring the Supercross series. Amp’d has a broad content offering trying to appeal to many diverse demographics, tastes and interests. In comparison, Ignition’s brand is focused solely on action sports and servicing the needs and interests of action sports participants and fans.

•
Beyond the United States: At the current time, Ignition is neither focused on the markets outside the United States and Canada nor do we have knowledge of what competition may exist in those markets. We believe that there are currently no specialist purveyors of actions sports mobile content originating from Canada. What action sports mobile content that is available in that market comes from sources outlined above.

Intellectual Property

ASMH is not a technology company, although incidental technology development in the software application area may take place from time to time. Ignition is a content play in the sense that ASMH is aggregating and originating content for consumption by paying users.

Intellectual property controlled by ASMH (under a perpetual exclusive license from ZTH) include, the URL: www.ignition.tv.

Trademark applications are also in process with the US Patent and Trademark Office for both the word Ignition and the Ignition “broken circle” logo coupled with word Ignition and the “broken circle” logo alone in Classes 9, 35, and 41. Some of the registrations are already published for opposition at the time of writing. ASMH is also undertaking registration of the marks in various countries.

Content originated by ASMH for the Ignition service will, in due course, be registered with the US Copyright Office.

Description of Property

Our principal executive office, which is leased, is located at 5150 E. Pacific Coast Highway, Suite 300, Long Beach, CA 90804. We pay approximately $5,000 per month over the two-year term ending in March 2008 for approximately 2,350 square feet of office space.

Employees

As of September 30, 2006, we had a total of four employees who works full-time. None of our employees are represented by unions and we are not aware of any activities seeking such organization. We consider our relations with our employee to be good. In addition to the services of the founders, we engage the services of a number of independent consultants.

Legal Proceedings

We currently are not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding the directors and executive officers of our company as of September 30, 2006. Each director holds office until the next annual meeting of the stockholders and until his successor has been duly elected and qualified. Each executive officer serves at the discretion of the Board of Directors of our company.

Name	Age	Position
Darryl Franklin	39	President, Chief Executive Officer and Chairman of the Board
Bill Nosal	45	Secretary, Treasurer, and Chief Operating Officer, Director
Ray Ibe	38	Chief Marketing Officer, Director
Danny Way	32	Director
Peter Einstein	49	Director
Barry Hall	58	Director

Darryl Franklin has served as the President, Chief Executive Officer and Chairman of the Board since October 28, 2005. From 1999 to 2006, Mr. Franklin served as a senior member of the business affairs department of Interscope Records, which is a division of Universal Music. In his previous employment as a Vice President of Legal Affairs for Interscope Records, A&M Records, and Geffen Records in Los Angeles, California, Mr. Franklin focused on asset acquisition and creation, including by way of distribution agreements, joint ventures, profit shares, and licenses. In addition, he structured arrangements to maximize exploitation of rights in traditional and new media in existing and new areas of business including online, mobile telephony and marketing consultancy. From 1997 to 1999, Mr. Franklin served as the Director of Business and Legal Affairs for Mercury Records & Polygram Ireland in London, England. In that capacity, he was directly responsible for music rights acquisitions and asset management across a number of diverse companies and label identities. He also handled deal conceptualization and financial analysis of deal structures in conjunction with finance functions. Mr. Franklin also serves as a manager of ZTH and Zero to Hero, LLC (a video production company) and MegaRamp Events, LLC.

Ramon Ibe has served as the Chief Marketing Officer and a Director since October 28, 2005. From 1999 to 2006, Mr. Ibe served as the Senior Director of New Media for Interscope Geffen A&M Records (“Interscope”) as their Senior Director of New Media. Some of his responsibilities at Interscope included establishing the New Media department, developing online and offline street teams and communities, as well as producing, developing, and maintaining the online marketing strategy for numerous multi-platinum artists. Mr. Ibe also assisted in the development of Interscope’s independent marketing division, Translation, which specializes in selling marketing strategies to corporations trying to connect with the youth market. In 1998, Mr. Ibe started the Sports3 action sports website which offered action sports related streaming video. Mr. Ibe also serves as a manager of ZTH, MegaRamp Events, LLC, and Zero to Hero, LLC.

Bill Nosal has served as the Secretary, Treasurer, Chief Operating Officer and as a Director since October 28, 2005. He has more than 12 years senior management experience in the retail and wholesale consumer products industry and more than 10 years experience in the action sports market, where he provided consulting services and business management services to many of the top action sports companies and athletes. From August 2000 to the present, Mr. Nosal has served as an independent consultant to the retail and consumer products industry. From January 2002 to July 2003, Mr. Nosal also served as the President and CEO of Ramp Logic, Inc. (“Ramp Logic”), where he was responsible for all facets of a wholesale manufacturer/marketer of skateboard/BMX bike obstacles. From September 2004 to August 2005, Mr. Nosal also served as Director of Loss Prevention and Store Support for WOJAT, Inc. (d/b/a Tilly’s). From October 1994 to September 2000, Mr. Nosal served as the Director of Retail Operations for Vans, Inc. (“Vans”), where he was responsible for operations in 103 Vans retail stores and five Vans Skate park locations, with a combined annual sales volume of $85,000,000. In addition, he oversaw retail sales, controllable expenses, store presentation standards, staffing, and operational procedures. Mr. Nosal’s accomplishments with Vans also included the startup and operation of “Vans Triple Crown” concept stores and “Vans Skatepark” division. Mr. Nosal also currently serves as a manager of ZTH and MegaRamp Events, LLC.

Danny Way has served as a director of our company since October 28, 2005. Mr. Way has been a self-employed action sports athlete focused on skateboarding since 1989, providing him with connections and access to, and credibility with, all the top athletes and many of the “tastemaker” brands throughout action sports. Mr. Way was recently selected “All-Time Greatest Action Sports Athlete” as voted by a Spike TV survey of 50 top professional athletes across all disciplines of Action Sports. He is credited with revolutionizing modern skateboarding. Mr. Way’s career highlights include:

•	Inventor of the ten storey high, length of a football field MegaRamp

•	Four times X Games Gold Medalist

•	World record holder Height out of a ramp (23.5feet)

•	World record holder Distance jumped (79 feet)

•	World record holder Bomb Drop (28 feet)

•	Only man to have jumped from a helicopter on a skateboard

•	July 2005 Jumped Great Wall of China on a skateboard (with a broken ankle)

•	Transworld Skateboarding 2003 and 2005 “Vert Rider of Year”

•	2004 Thrasher Skater of the Year (Unprecedented 2nd Award)

•	2005 Laureus Sports Awards Alternative Athlete of the Year nominee

Peter Einstein has served as a director of the company since October 16, 2006. From January 1997 to November 2006, Mr. Einstein served as Showtime Arabia’s President and Chief Executive Officer. He began his career in Media and Entertainment at MTV Networks (a division of Viacom Inc) in 1982 and over the next 15 year held various senior marketing, sales and general management positions. Just prior to joining Showtime Arabia he was the President and Business Director of MTV Networks Europe, where he had overall responsibility for network distribution, advertising sales, strategy, planning and research, finance, human resources and law and business affairs.

Barry Hall has served as a director since October 16, 2006 has nearly 30 years of business experience that combines a strong accounting and financial background with a deep knowledge and practice of general management. He has served as CEO, COO or CFO for a variety of publicly and privately held Internet, high technology, and telecommunications companies. Upon leaving the Marine Corps as an officer in 1973, he joined Arthur Young and Company. Mr. Hall served as President and Chief Financial Officer of Trestle Holdings, Inc, a privately held company that develops and sells digital imaging and telemedicine applications for the life sciences markets from July 2004 to September 2006. In July 2001, he co-founded Synthetica, LLC, a management consulting firm specializing in technology start-up and turnaround companies. From 1999 to June of 2001, he was Executive Vice President and Chief Financial Officer of Styleclick, Inc., a developer of advanced computer graphics applications for on-line content management and visual merchandising. He was directly involved in the company’s sale to USA Networks which included the merger of Styleclick with USA Networks’ Internet Shopping Network and a subsequent Initial Public Offering. From 1998 to 1999, he acted, in a consulting role, as Chief Operating Officer and Chief Financial Officer of Interactive Light, Inc. While there, he restructured this developer and producer of digital interactive entertainment in preparation for an initial public offering. From 1995 to 1997, Mr. Hall was Executive Vice President and Chief Financial Officer of EarthLink Network, Inc., the nation’s then largest independent Internet Service Provider.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by, or paid to Mr. Darryl Franklin, our Chief Executive Officer, and other executive officers of the company (the “Named Executives”) with total compensation in excess of $100,000 in compensation during the three fiscal years ended December 31, 2005. As reflected below, none of the CEO or other Named Executives received compensation during the last fiscal year. See the information included under the heading “Employment Agreements” for the compensation currently paid to the CEO and Named Executives.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
						Securities
Name And	Fiscal			Other Annual	Stock	Underlying	LTIP	All
Principal	Year	Salary	Bonus	Compensation	Awards	Options/	Payouts	Other
Position	Ending	($)(1)	($)	($)	($)	SARs (#)	($)	Compensation
Darryl	2005	0	0	0	0	0	0	0
Franklin,	2004	-	-	-	-	-	-	-
CEO and President	2003

Ramon Ibe,	2005	0	0	0	0	0	0	0
Chief	2004	-	-	-	-	-	-	-
Marketing Officer	2003

Bill Nosal,	2005	0	0	0	0	0	0	0
Chief	2004	-	-	-	-	-	-	-
Operating Officer	2003

(1)
Each of the executive officers of the company joined the company in their respective capacities in October 2005 but did not receive any compensation in 2005. See the information below under “Employment Agreements” for a discussion of their current compensation. To our knowledge, the prior CEO and sole executive officer of the company, did not receive any compensation from the company.

Employment Agreements

We have entered into employment agreements with three of our executive officers (the “Executives”), each dated August 10, 2006, and each of which are substantially identical, other than with respect to base salaries. Each of the agreements has a three-year term and is automatically renewable for one-year terms thereafter, unless either party gives notice of non-renewal at least ninety days prior to the end of the term. Pursuant to the terms of the agreements, each Executive is obligated to devote his full business time, attention and energy to the business and interests of the company, and, during the term, shall not engage in any other business, employment or other undertaking (whether or not such activity is pursued for gain, profit or other pecuniary advantage) that would interfere with the satisfactory performance of Executive’s duties to the company or present a conflict of interest with the company, provided that the Executive shall not be prevented from (i) devoting a portion of his time and attention to ZTH Management, LLC or MegaRamp Events, LLC, so long as the activities Executive undertakes for such companies do not interfere with the satisfactory performance of Executive’s duties to the company or present a conflict of interest with the company, and (ii) investing Executive’s assets in such form or manner as would not require any services on the part of Executive in the operation of the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the company.

Under their respective employment agreements, Darryl Franklin, Ray Ibe and Bill Nosal are receiving $240,000, $120,000 and $120,000, respectively, plus an annual bonus to be determined by the Board in its sole discretion. The target bonus range for each Executive is expected to be between 20-40% of the Executive’s base salary. The agreements also provide for certain specified executive benefits and perquisites, including participation in any health insurance, life insurance, medical reimbursement, and profit sharing, pension or similar plan that is established for the employees of the company under the same terms and conditions as generally applicable to the participation of the company’s executive level personnel in such programs or plans, and such other perquisites as may be determined by the Board or a compensation committee of the Board. If an Executive’s employment agreement is terminated by the company other than for Good Cause (as defined) or by the Executive for Good Reason (as defined), the company will be required to pay Executive his base salary at its then current annual rate for a period immediately following the termination date that is equal to (a) the greater of one (1) year or the balance of the Initial Term if termination of employment occurs during the initial term, or (b) one (1) year if termination of employment occurs after the initial term during an extended term. Each of the Executives has also entered into Employee Restriction Agreements that contain confidentiality, non-interference, and non-solicitation provisions.

In addition, under the employment agreements, if an Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the company against Executive), by reason of the fact that he is or was performing services under the agreement, then the company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the fullest extent provided by law and in accordance with the company’s By-laws.

Equity Incentive Plan

The Company adopted the Associated Media Holdings, Inc. 2006 Equity Compensation Plan on April 15, 2006 (the “Equity Plan”) to provide employees, non-employee directors, consultants and advisors with the opportunity to receive grants of stock options and stock awards. The purpose of the Equity Plan is to give participants an ownership interest in our Company, and to create an incentive to contribute to our economic success. The Equity Plan authorizes the issuance of incentive stock options, nonqualified stock options and other stock based awards. There are 4,000,000 shares of common stock authorized under the Equity Plan. As of December 15, 2006, options to purchase 1,895,000 shares of common stock have been granted under the Equity Plan.

Director Compensation

Directors are not paid any cash compensation in connection with their service as a directors. We have, however, granted to each of two of our non-employee directors options to purchase 300,000 shares of our common stock pursuant to the Equity Plan. The options were granted on the date of the directors’ election to the Board with an exercise price of $0.50 per share, and the options vest and become exercisable in one-third increments on each of the first three anniversaries of the date of grant. We also have also agreed to reimburse the directors for their out-of-pocket expenses incurred in connection with performing their duties as a director.

In addition, we have entered into a separate consulting agreement, dated October 2, 2006, with Mr. Einstein pursuant to which Mr. Einstein will advise senior management and the Board of Directors in connection with various business, strategic and research and development matters and facilitate introductions for a variety of purposes, including product development, strategic relationships, sales opportunities and financing. The consulting agreement will remain in effect so long as Mr. Einstein serves as a member of our Board of Directors. Pursuant to the consulting agreement, we granted Mr. Einstein an option to purchase 325,000 shares of common stock with an exercise price of $.50 per share. Such option vests over a three-year period as follows: (i) 225,000 shares vest on the one-year anniversary of the execution of the agreement, (ii) 50,000 shares vest on the two-year anniversary of the execution of the agreement, and (iii) 50,000 shares vest on the three-year anniversary of the execution of the agreement. In addition, Mr. Einstein will be entitled to additional compensation if he introduces parties that make equity investments in the Company. Under this arrangement, Mr. Einstein will receive 7% of any investment proceeds between $0 and $5,000,000, 5% of any investment proceeds between $5,000,001 and $50,000,001 and 3% of any investment proceeds exceeding $50,000,001. Such compensation shall be paid from the proceeds of the closing of the financing transaction and shall be payable at our discretion in cash, shares of common stock or a combination of cash and shares of common stock. Pursuant to the consulting agreement, Mr. Einstein shall only make introductions of persons to the Company; he has no authority to: (i) offer for sale or solicit offers to buy any of our securities to or from any person, (ii) provide any advisory or valuation services to any person regarding any securities offerings or the merits or risks of an investment in any such securities, (iii) provide any information to any person, other than such information reasonably necessary to introduce such person to the Company, regarding the Company, its proposed business or any such securities or offerings, (iv) make any representations or warranties in connection with any such offerings, or (v) otherwise effect any transactions with respect to, or induce or attempt to induce the purchase or sale of, any such securities. We may also compensate Mr. Einstein to the extent he makes other valuable introductions to the company, although the form and amount of such compensation will be negotiated if and when such introductions are made.

Governance

Board Matters. Our Board of Directors is composed of six directors, each serving one-year terms. The Board conducts its business through meetings of the Board and its Audit Committee. The Board currently does not maintain a compensation committee or nominating and corporate governance committee. Our Audit Committee consists of Barry Hall and Peter Einstein. Only Barry Hall has been determined by the Board to be independent under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. Our Board has determined that Mr. Hall qualifies as an audit committee financial expert. The Audit Committee’s primary duties and assigned roles are to:

  •  serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

  •  oversee the audit and other services of our outside independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside independent registered public accounting firm, who reports directly to the Audit Committee;

  •  provide an open avenue of communication among the outside independent registered public accounting firm, accountants, financial and senior management, the internal auditing department, the corporate compliance department and our Board;

  •  resolve any disagreements between management and the outside independent registered public accounting firm regarding financial reporting; and

  •  consider transactions between the Company and entities affiliated with our directors.

    Code of Ethics. Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This Code sets forth our policies and expectations on a number of topics, including:

  •  compliance with laws, including insider trading compliance;

  •  preservation of confidential information relating to our business and that of our clients;

  •  conflicts of interest;

  •  reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

  •  corporate payments;

  •  corporate opportunities; and

  •  the protection and proper use of our assets.

Advisory Board

In October 2006, we formed an informal Advisory Board to advise the Board of Directors and senior management on business, strategic and research and development matters, and such other matters as the Board of Directors and senior management may from time to time deem appropriate. Based on the Advisory Board’s experience in our industry and their network of contacts around the world including in the United States, Europe and the Middle East, we believe that we will be given numerous introductions to potential business opportunities. We have agreed to issue stock options to purchase shares of our common stock to each member of the Advisory Board in the amounts specified below exercisable at $.50 per share and vesting over a three-year period from the date of grant. Such options were issued under, and are governed by, the Equity Plan. Currently we have three members of the Advisory Board, none of which owe us any fiduciary duties with respect to the execution of their duties. Our current Advisory Board members are as follows:

Kay Koplovitz. Ms. Kay Koplovitz is the Founder of USA Networks, and was the first female network president in television history, serving as chairman and CEO from 1977 to 1998. She is the former President of the National Academy of Television Arts & Sciences. She served as the Presidential appointee to chair the National Women’s Business Council from 1998 to 2001, created Springboard Enterprises, a national non-profit organization that matches venture capital and women entrepreneurs in high growth businesses. She also founded Angels4Equity, now called Boldcap Ventures LLC, in 2001, an investment fund. In 1998, she co-founded Koplovitz & Co., LLC, a New York-based media and investment advisory firm, with her husband, William C. Koplovitz, Jr., and currently serves as a principal. Ms. Koplovitz also currently serves as Chairperson of the board of Liz Claiborne, Inc. and Boldcap Ventures LLC. We have agreed to issue Ms. Koplovitz options to purchase 270,000 shares of our common stock.

George Andrew (“Andy”) Volanakis. Mr. Volankis was, until mid 2006, the Chief Executive Officer and a board member of Zingy, Inc., a mobile content company, the North American subsidiary of For-Side.com, with over 120 employees and $60 million in revenue for 2005. Mr. Volankis has served in various capacities at Zingy since November 2003, including Senior Vice President of Business Development and President and Chief Operating Officer. From November 2000 to October 2003, Mr. Volankis served in various capacities with Sprint Nextel (formerly Sprint), most recently as General Manager of the Mobile Personalization Products division of Sprint Nextel (formerly Sprint), where he was responsible for development and ongoing general management of Sprint’s key premium mobile content businesses. He also served as Senior Manager of the 3G Business Development of Sprint, where he led content acquisition efforts in support of Sprint’s 3G high speed data launch (PCS Vision). From July 1999 to October 2000, Mr. Volankis served as a Senior Account Executive at BBDO, where he led strategic development and production of national advertising for Visa’s entertainment sponsorships (Olympics, NFL, NASCAR, Live Broadway) and Check Card product. We have agreed to issue Mr. Volanakis options to purchase 180,000 shares of our common stock.

Stuart Williamson. Mr. Williamson currently is an Associate Partner at IBM in the Media & Entertainment Consulting group. Prior to that, Mr. Williamson was an Associate Partner, Corporate Transformation Group at PA Consulting and Lead Client Service Partner in Technology, Media and Telecommunications Services sector at Deloitte Consulting. Mr. Williamson brings board level relationships with top media companies throughout Europe and blue chip, cross-industry experience in coaching corporate leadership teams in developing strategic direction and implementing large-scale complex change. We have agreed to issue Mr. Williamson options to purchase 120,000 shares of our common stock.

In addition to the grant of stock options to the members of the Advisory Board, and to the extent consistent with applicable law, each of the members of the Advisory Board will be entitled to additional compensation if he or she introduces parties that make equity investments in the Company. Under this arrangement, the advisor will receive 7% of any investment proceeds between $0 and $5,000,000, 5% of any investment proceeds between $5,000,001 and $50,000,001 and 3% of any investment proceeds exceeding $50,000,001. Such compensation shall be paid from the proceeds of the closing of the financing transaction and shall be payable in cash, shares of common stock or a combination of cash and shares of common stock, as mutually agreed upon by the Company and the advisor. The Advisors shall only make introductions of persons to the Company; they will not have the authority to, among other things, offer for sale or solicit offers to buy any of our securities to or from any person.

Indemnification

Our articles of incorporation provide that the Company will indemnify any person who is or was a director, officer, employee, agent or fiduciary of the Company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

The Company has entered into Indemnity Agreements with each of its executive officers and directors. The Board believes that the Company's directors' and officers' insurance does not fully protect the directors and executive officers and that the absence of Indemnity Agreements may threaten the quality and stability of the governance of the Company by reducing the Company's ability to attract and retain qualified persons to serve as directors and executive officers of the Company, and by deterring such persons in the making of entrepreneurial decisions for fear of later legal challenge. In addition, the Board of Directors believes that the Indemnity Agreements complement the indemnification rights and liability protections currently provided directors and executive officers of the Company under the Bylaws. These rights and protections were designed to enhance the Company's ability to attract and retain highly qualified individuals to serve as directors and executive officers in view of the high incidence of litigation, often involving large amounts, against publicly-held companies and the need to provide such persons with reliable knowledge of the legal risks to which they are exposed. The Indemnity Agreements complement these rights and protections by providing directors and executive officers with contractual rights to indemnification, regardless of any amendment to or repeal of the indemnification provisions in the Bylaws. The Company's Bylaws provide that the Company shall indemnify to the fullest extent authorized or permitted by law directors and officers of the Company who have been made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company.

The Indemnity Agreements are predicated upon the Nevada Revised Statutes which recognize the validity of additional indemnity rights granted by contractual agreement. The Indemnity Agreements alter or clarify statutory indemnity provisions, in a manner consistent with the company's Bylaws, in the following respects; (i) indemnification is mandatory, rather than optional, to the full extent permitted by law, including partial indemnification under appropriate circumstances, except that the company is not obligated to indemnify an indemnitee with respect to a proceeding initiated by the indemnitee (unless the Board should conclude otherwise), payments made by an indemnitee in a settlement effected without the company's written consent, payments that are found to violate the law, conduct found to constitute bad faith or active and deliberate dishonesty or short-swing profit liability under Section 16(b) of the Exchange Act or to the extent that indemnification has been determined to be unlawful in an arbitration proceeding conducted pursuant to the provisions of the Indemnity Agreement; (ii) prompt payment of litigation expenses in advance is mandatory, rather than optional, provided the indemnitee undertakes to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified and provided the indemnitee did not initiate the proceeding; (iii) any dispute arising under the Indemnity Agreement is to be resolved through an arbitration proceeding, which will be paid for by the company unless the arbitrator finds that the indemnitee's claims or defenses were frivolous or in bad faith, unless such arbitration is inconsistent with an undertaking given by the company, such as to the Securities and Exchange Commission, that the company will submit to a court the question of indemnification for liabilities under the Securities Act of 1933, as amended, and be governed by the final adjudication of such issue; and (iv) mandatory indemnification shall be paid within 45 days of the company's receipt of a request for indemnification unless a determination is made that the indemnitee has not met the relevant standards for indemnification by the Board of Directors, or if a quorum of the directors is not obtainable, at the election of the company, either by independent legal counsel or a panel of arbitrators.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table provides information regarding the actual beneficial ownership of our Common Stock as of December 15, 2006 for each: (1) executive officer, (2) director, and (3) beneficial owner of 5% or more of outstanding common stock of the company. The percentage of beneficial ownership is based on 43,261,000 shares of common stock outstanding as of December 15, 2006. Each person named in the table below has sole voting and investment power with respect to all shares beneficially owned.

Unless otherwise specified, the address for each of the persons set forth below is in care of Associated Media Holdings, Inc., 5150 E. Pacific Coast Highway, Suite 300, Long Beach CA 90804.

	Common Shares Beneficially Owned (1) As of December 15, 2006
Name of Beneficial Owner	Number	Percentage of Shares Outstanding
Clearvision International, Inc. (2)	14,200,000	32.8%

Danny Way	6,000,000	13.9%

Bill Nosal	6,000,000	13.9%

Darryl Franklin	6,000,000	13.9%

Ramon Ibe	6,000,000	13.9%

Peter Einstein	0	—

Barry Hall	0	—

All executive officers and directors as a group	24,000,000	55.5%

(1)
A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2)	John Michael Hydo is the President of Clearvision International, Inc. and has dispositive and voting authority over the shares held by the corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 17, 2005, the Company executed a reorganization agreement and website and trademark license agreement with ZTH Management, LLC (“ZTH”). The membership interests of ZTH consists of 18.75% to Darryl Franklin, 18.75% to Ramon Ibe, 18.75% to Bill Nosal, and 18.75% to Danny Way, each of whom are officers and directors of the Company. In addition, Joey Davis, a shareholder of Clearvision International, Inc. (“Clearvision”) owns 25% of ZTH. Under the terms of the reorganization agreement and the website and trademark license agreement, the Company obtained an exclusive worldwide license to market ZTH’s mobile content business known as Ignition and a right of first refusal to exclusively use, manufacture, develop, sell, market and distribute products based on new trademarks and applications for trademarks, improvements, technology, products, devices, know-how, inventions, ideas, methods, processes and concepts which are owned or developed by ZTH with regard to the Ignition business.

Pursuant to the reorganization agreement and as consideration for the exclusive license, the Company agreed to issue 40,000,000 shares of its common stock to the principals of ZTH, as follows: 16,000,000 shares to Clearvision International, Inc., (at the direction of Joe Davis), 6,000,000 shares to Darryl Franklin, 6,000,000 shares to Ramon Ibe, 6,000,000 shares to Danny Way, and 6,000,000 shares to Bill Nosal. In addition, pursuant to the reorganization agreement, the Company executed a one-for-one hundred reverse stock split, increased the authorized shares of common stock to 100,000,000 shares and changed its name from El Tigre Development Corporation to Associated Media Holdings, Inc.

On January 1, 2006, the Company entered into a Mobile Content Agreement with MegaRamp Events, LLC (“MegaRamp”) pursuant to which MegaRamp has licensed all of its artwork, images, photographs, ringtones, wallpaper, moving and still images of any description, voice ringers and other audio and/or audiovisual content to the Company on an exclusive basis. Under the agreement, the Company has the right, among other things, to create and distribute content for internet and mobile communication devices and PDAs and the right to use the content in advertising, marketing and promotions for the content in the United States. The term of the agreement will end six months after the content in question has first been made available for purchase by the public provided that the term will thereafter continue for further periods of 12 months unless MegaRamp gives 60-days prior written notice of its intent to terminate the agreement. In exchange for the license, the Company has agreed to pay MegaRamp 20% of the royalties or flat payments received by the Company solely attributable to exploitation of the MegaRamp content, less any sales tax and other costs incurred by the Company. MegaRamp is owned in part by and operated by Messrs. Franklin, Nosal and Ibe. Franklin and Nosal are executive officers and directors of the Company and Danny Way, a director of the Company. The terms of the Mobile Content Agreement are substantially the same terms and conditions as are included in the Company’s Mobile Content Agreements with non-affiliated third parties.

On January 1, 2006, RydAir Enterprises, Inc., a company wholly owned by Danny Way, a director of the company, entered into a consulting agreement with the company pursuant to which Mr. Way provides general consulting services to the company for an annual fee of $60,000. This fee rises by 5% on an annual basis. The fee is accruing and unpaid to Rydair at this time pursuant to an informal agreement.

On December 1, 2005, the Company entered into a consulting agreement with Clearvision, a principal shareholder of the Company. Under the agreement, Clearvision provides marketing and business consulting services for a term of twelve months commencing on December 1, 2005. The fees associated with this agreement total $30,000 payable in cash.

In addition, from February 15, 2006 to May 9, 2006, the Company borrowed an aggregate of $225,000 from Clearvision to fund the Company’s start-up operations. These loans were evidenced by promissory notes that do not bear interest and were payable on demand.  At September 30, 2006, these notes were fully paid.

On October 16, 2006, the Company executed a Limited Consulting Agreement with Clearvision pursuant to which we issued 2,000,000 shares of our common stock in exchange for Clearvision’s agreement to (i) develop and identify at least one celebrity spokesperson who will make appearances on our behalf; (ii) develop strategic alliances with business and industry partners on our behalf to enhance or further advance our business; and (iii) develop marketing strategies, techniques, methods, procedures and materials as needed for continued advancement of our corporate mission statement. Specifically, the Consulting Agreement requires Clearvision to produce the following media on our behalf: television news spotlights, video news releases (“VNR”), a corporate video, a tradeshow loop presentation, internet streaming video, a newspaper feature, and a radio news release. Clearvision has also guaranteed significant media placement of the foregoing productions on major media networks, including CNBC, CNN Headline News, Fox News, MSNBC, The Weather Channel and Bloomberg TV, in 208 markets, with 350 of those airings in the top 50 markets. In light of the significant compensation being paid by us to Clearvision, Clearvision will be responsible for compensating directly any celebrity spokesperson retained on our behalf.

For a description of a consulting agreement between the Company and Peter Einstein, a director of the Company, see the information included under the heading “Executive Compensation.”

SELLING STOCKHOLDERS

This prospectus relates to shares of our common stock that may be offered and resold from time to time by the selling stockholders. All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling stockholders, provided that each of the executive officers and directors of the Company, Clearvision International, Inc., (with respect to all but two million of their shares of common stock) Thomas Van Dell and Kahane Entertainment Inc., have executed Lock-Up Agreements pursuant to which such persons agreed not to, without the prior written consent of the Company (which consent may be granted or withheld in its sole discretion), directly or indirectly, sell or otherwise transfer any shares of common stock or other securities of the company currently or hereafter owned either of record or beneficially by such parties, or publicly announce an intention to do any of the foregoing, through the close of trading on June 30, 2007 (the “Lock-Up Period”). The lock-ups are subject to customary exceptions, including bona fide gifts, transfers to family trusts and transfers by operation of law.

The number of shares of common stock that may be actually sold by the selling stockholders will be determined by such selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

Except as noted below or in the “Market for Common Equity and Related Stockholder Matters” and “Management” sections of this Prospectus, none of the selling stockholders has, or within the past three years has had, any relationship, position or office with us or our predecessors or affiliates. Except as noted below and based upon information received by us from the selling stockholders, none of the selling stockholders is a broker-dealer or affiliate of a broker-dealer.

The following table provides certain information about the selling stockholders’ beneficial ownership of our common stock as of December 15, 2006. It assumes the sale of all shares of common stock offered by the selling stockholders under this prospectus. Unless otherwise indicated, each selling stockholder possesses sole voting and investment power with respect to the securities shown.

	Prior to Offering			After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares to be Sold	Number of Shares Beneficially Owned	Percentage of Class
Clearvision International, Inc.(1)(2)	14,200,000	32.8	3,537,902	10,622,098	24.6
Daniel Way (1)	6,000,000	13.9	664,897	5,335,103	12.3
William Nosal (1)	6,000,000	13.9	664,897	5,335,103	12.3
Darryl Franklin(1)	6,000,000	13.9	664,897	5,335,103	12.3
Ramon Ibe (1)	6,000,000	13.9	664,897	5,335,103	12.3
Demetri Argyropoulos	232,500	*	232,500	0	*
Hagop Avedikian	10,000	*	10,000	0	*
John Colgate	50,000	*	50,000	0	*
Donald Killian	100,000	*	100,000	0	*
Daniel Yates	100,000	*	100,000	0	*
R.V. Edwards	100,000	*	100,000	0	*
Michael Frangopoulos	100,000	*	100,000	0	*

	Prior to Offering			After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares to be Sold	Number of Shares Beneficially Owned	Percentage of Class
Darren Householder	600,000	1.4%	600,000	0	*
Mark & Diane Johnson	50,000	*	50,000	0	*
Michael Johnson IRA	120,000	*	120,000	0	*
Michael Johnson	80,000	*	80,000	0	*
Venkata Kollipara	100,000	*	100,000	0	*
George C. Koutures	110,000	*	110,000	0	*
George Liberis	50,000	*	50,000	0	*
Louis Lyras	100,000	*	100,000	0	*
Mary Claire Mamakos	50,000	*	50,000	0	*
Stanley Monokandilos	50,000	*	50,000	0	*
Michael Paveloff	50,000	*	50,000	0	*
Select Partnership, LLC (3)	100,000	*	100,000	0	*
Brian Weeks	300,000	*	300,000	0	*
Kennon White	50,000	*	50,000	0	*
Peter Kean	80,000	*	80,000	0	*
Armen Arzoomanian	50,000	*	50,000	0	*
Martin Hagenson	50,000	*	50,000	0	*
Lakshamana Mandala	50,000	*	50,000	0	*
Nick Gorenc	100,000	*	100,000	0	*
Drosso Monokandilos	50,000	*	50,000	0	*
Lisa Logan	50,000	*	50,000	0	*
Robert E. & Rosalie T. Dettle Living Trust (4)	50,000	*	50,000	0	*
Robert Bellano IRA	50,000	*	50,000	0	*
James & Dana Logan	50,000	*	50,000	0	*
John Arfaras	50,000	*	50,000	0	*
Dermot & Donna Fallon	20,000	*	20,000	0	*
G&R Enterprises	50,000	*	50,000	0	*
Kahane Entertainment, Inc.(1)(5)	425,000	*	48,246	376,784	*
Thomas van Dell(1)	75,000	*	8,514	66,486	*
Gerry Butler	300,000	*	300,000	0	*

	Prior to Offering			After the Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares to be Sold	Number of Shares Beneficially Owned	Percentage of Class
Ehren McGhehey	20,000	*	20,000	0	*
Ted Baer	50,000	*	50,000	0	*
Winnie Le Quach	10,000	*	10,000	0	*
Mark Merriman	36,000	*	36,000	0	*
Devinder Singh	50,000	*	50,000	0	*
Lisa & Alex Jachno	15,000	*	15,000	0	*
Steven Berglund	10,000	*	10,000	0	*
Eric Boyd	23,000	*	23,000	0	*
John Burke	10,000	*	10,000	0	*
Chris Cota	10,000	*	10,000	0	*
Max Galindo	12,000	*	12,000	0	*
Nick Karas	10,000	*	10,000	0	*
Peter Kokiousis	5,000	*	5,000	0	*
George Myers	20,000	*	20,000	0	*
Santuccio Ricciardi	10,000	*	10,000	0	*
Johnnie Schroeder	10,000	*	10,000	0	*
Walker Brooks	10,000	*	10,000	0	*
Prima Capital Group, Inc. (6)	400,000	*	400,000	0	*
Elias Argyropoulos	200,000	*	200,000	0	*
Marcus Abundis 2001 Trust	55,000	*	55,000	0	*
Alex Gayl	30,000	*	30,000	0	*
Theodore Grevas	7,500	*	7,500	0	*
Byers Family Trust of 2002 (7)	5,000	*	5,000	0	*
Robert Abbasi	5,000	*	5,000	0	*
Charlie Knight	10,000	*	10,000	0	*
Doyle Knudson	75,000	*	75,000	0	*
Douglas & Nina Katsev	12,500	*	12,500	0	*
Graeme Reading	50,000	*	50,000	0	*
Ronald Reschly	17,500	*	17,500	0	*
Stewart Rahr	5,000	*	5,000	0	*

*Represents less than 1% of the outstanding shares of common stock.

(1) Although the shares held by the selling stockholder are registered for resale, all shares are subject to a Lock-Up Agreement as described in the introductory paragraph to this table, except that 2,200,000 shares held by Clearvision are not subject to a Lock-Up Agreement.

(2) John Michael Hydo is the President of Clearvision International, Inc. and has dispositive and voting authority over the shares held by the corporation.

(3) Charles Segal is the President of  Selected Partnership, LLC and has dispositive and voting authority over the shares held by the company.

(4) Robert E. Dettle is the trustee of the Robert E. and Rosalie T. Dettle Living Trust and has dispositive and voting authority over the shares held by the trust.

(5) Robert Kahane is the President of Kahane Entertainment, Inc. and has dispositive and voting authority over the shares held by the corporation.

(6) Elias Argyropoulas is the President of Prima Capital Group, Inc. and has dispositive and voting authority over the shares held by the corporation.

(7) Dow Jackson Byers is the trustee of the Byers Family Trust of 2002 and has dispositive and voting authority over the shares held by the trust.

DETERMINATION OF OFFERING PRICE

No trading market for the shares being offered on behalf of the selling stockholders exists as of the date of this offering. Consequently, the $0.50 per share offering price was estimated solely for purposes of determining the filing fee in accordance with Rule 457 under the Securities Act. Such price reflects the price at which shares of common stock were sold in private placements of its common stock. The offering price should not be regarded as an indication of any future market value of our securities.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Common Stock

Our Articles of Incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.00025 per share, and 20,000,000 shares of preferred stock, par value $0.00025 per share.

There are 43,261,000 shares of common stock issued and outstanding as of December 15, 2006.

Holders of common stock are entitled to receive dividends as may be declared by our board of directors for funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock to be issued in connection with this offering will be, validly issued, fully paid, and non-assessable.

Preferred Stock

Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more Series; with the numbers of shares of each Series to be determined by it. The board of directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any Series thereof and the common stock. The shares of preferred stock or any Series thereof may have full or limited voting powers or be without voting powers.

The transfer agent for our common stock is Holladay Stock Transfer, Inc. located at 2939 N 67th Place Scottsdale, AZ 85251. Holladay’s telephone number is (480) 481-3940.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock offered for sale hereunder and any of their pledgees, donees, assignees, or other successors-in-interest may, from time to time, sell any or all of their shares of common stock at $0.50 per share unless and until oour common stock is quoted on the pink sheets or OTCBB and, thereafter, on the pink sheets or OTCBB or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of short sales entered into after the date of this prospectus;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale;

•	Through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	Any other method permitted pursuant to applicable law.

Such sales may be made at varying prices determined by reference to, among other things:

•	market value prevailing at the time of the sale;

•	prices related to the then-prevailing market price; or

•	negotiated prices.

Negotiated transactions may include:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

In connection with distributions of our common stock, any selling stockholder may:

•
enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•	sell our common stock short and deliver the common stock to close out such short positions;

•	enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock; and

•	loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned, and upon a default, the common stock may be sold or otherwise transferred.

Any or all of the sales or other transactions described above involving the shares may be made using this prospectus. The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Notwithstanding the foregoing, all of the shares of common stock held by each of the executive officers and directors of the Company, Clearvision International, Inc., (with respect to all but 2,200,000 of their shares of common stock) Thomas Van Dell and Kahane Entertainment Inc., have executed Lock Up Agreements pursuant to which such persons agreed not to, without the prior written consent of the company (which consent may be granted or withheld in its sole discretion) and subject to exceptions for, among other things, bona fide gifts, transfers to family trusts and transfers by operation of law, directly or indirectly, sell or otherwise transfer any shares of common stock or other securities of the company currently or hereafter owned either of record or beneficially by the undersigned, or publicly announce an intention to do any of the foregoing, for a period commencing on July 1, 2006 and continuing through the close of trading on June 30, 2007 (the “Lock-Up Period”).

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

EXPERTS

The financial statements of Associated Media Holdings, Inc. as of December 31, 2005 and for the year ended December 2005 and for the period June 21, 2004 (inception) through December 31, 2005 included in the prospectus have been audited by Chisholm, Bierwolf, and Nilson, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Associated Media Holdings, Inc.’s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Shulman, Rogers, Gandal, Pordy, and Ecker, P.A. has opined as to the validity of the common stock offered by this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration statement, of which this Prospectus is a part, was employed on a contingent basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the company, and no such person was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC’s principal office at 100 F Street, NE, Washington, DC 20549, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC’s website www.sec.gov.

FINANCIAL STATEMENTS

The following financial statements are filed as part of this registration statement:

Audited Financial Statements

Report of Independent Registered Public Accounting Firm, dated March 15, 2006

Balance Sheets as at December 31, 2005 and 2004

Statements of Operations for the year ended December 31, 2005 and for the period from June 21, 2004 (inception) to December 31, 2005

Statements of Stockholders’ Equity for the period June 21, 2004 (inception) to December 31, 2005

Statements of Cash Flows for the years ended December 31, 2005 and 2004 and for the period from June 21, 2004 (inception) to December 31, 2005

Notes to the Financial Statements

Unaudited Financial Statements

Balance Sheets as at September 30, 2006

Statements of Operations for the Nine Months Ended September 30, 2006 and 2005 and for the period from June 21, 2004 (inception) through September 30, 2006

Statement of Stockholders’ Equity (Deficiency) For the period June 21, 2004 (inception) to September 30, 2006

Statements of Cash Flows for the Nine Months Ended September 30, 2006 and 2005 and for the period from June 21, 2004 (inception) through September 30, 2006

Notes to the Financial Statements

Index to Financial Statements

Financial Statements for the Years Ended December 31, 2005 and 2004

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)

(A Development Stage Company)

Financial Statements for the Years Ended

December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Associated Media Holdings, Inc.

We have audited the accompanying balance sheet of Associated Media Holdings, Inc. (a development stage company), as of December 31, 2005, and the related statements of operations, stockholders' equity and comprehensive income and cash flows for the year ended December 31, 2005 and for the period June 21, 2004 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Associated Media Holdings, Inc. (a development stage company), as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period June 21, 2004 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Associated Media Holdings, Inc. (a development stage company) will continue as a going concern. As discussed in Note 3 to the financial statements, Associated Media Holdings, Inc. has suffered losses during the periods presented which raises substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
March 15, 2006

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Balance Sheets
For the Years Ended December 31, 2005

	2005	2004
Assets
Current Assets
Cash	$169,101	$-
Prepaid expenses	46,000	-

Total Current Assets	215,101	-

Other Assets
Intangible assets	9,792	-

Total Assets	$224,893	$-

Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$21,258	$-
Accrued compensation payable	71,666	-

Total Current Liabilities	92,924	-

Stockholders’ Equity
Common Stock, $0.00025 par value, 100,000,000 shares
authorized, 40,520,000 and 220,000 shares issued
and outstanding, respectively, retroactively restated	10,130	55

Additional paid in capital	371,870	71,945
Accumulated deficit during development stage	(250,031)	(72,000)
Total Stockholders’ Equity	131,969	-

Total Liabilities & Stockholders’ Equity	$224,893	$-

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Operations
For the years ended December 31,

			From (Inception) December 31,
	2005	2004	2005

Revenue	$-	$-	$-

Operating Expenses
Amortization	208	-	208
Compensation expense	81,667	-	81,667
Consulting expense	11,000	-	11,000
General & administration	11,539	72,000	83,539
Internet protocol	14,350	-	14,350
Marketing	4,897	-	4,897
Professional fees	54,370	-	54,370

Total Operating Expenses	178,031	72,000	250,031

(Loss) from Operations Before Taxes	(178,031)	(72,000)	(250,031)

Taxes	-	-	-

Net Income (Loss)	$(178,031)	$(72,000)	$(250,031)

Basic (Loss) per Share	$(0.02)	$(0.34)

Weighted Average Number of
Shares Outstanding - basic	8,460,548	214,508

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
From June 21, 2004 (inception) through December 31, 2005

			Accumulated	Additional
	Common Stock		Paid In	Development
	Amount	Shares	Capital	Stage

Balance, June 21, 2004, inception	-	$-	$-	$-

Shares issued for cash at $0.01 per share	200,000	50	1,950	-

Shares issued for cash at $2.00 per share	10,000	2	19,998	-

Shares issued for cash at $5.00 per share	10,000	3	49,997	-

Net loss during the period ended December 31, 2004	-	-	-	(72,000)

Balance, December 31, 2004	220,000	55	71,945	(72,000)

Shares issued for asset at par value per share	40,000,000	10,000	-	-

Shares issued in a private placement at $1.00 per share	300,000	75	299,925	-

Net loss during the year ended December 31, 2005	-	-	-	(178,031)

Balance, December 31, 2005	40,520,000	$10,130	$371,870	$(250,031)

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split effective October 28, 2005 on a one for 100 basis. The par value and additional paid in capital were adjusted during the year ended December 31, 2005 to adjust the par value amount in conformity with the number of shares then issued.

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Cash Flows
For the years ended December 31,

			From (Inception) June 21, 2004 to December 31,
	2005	2004	2005
Cash flows (used) in operating activities:
Net loss for the year	$(178,031)	$(72,000)	$(250,031)
Changes in non-cash working capital items
related to operations:
Amortization	208	-	208
(Increase) in prepaid expense	(46,000)	-	(46,000)
Increase in accounts payable and accrued liabilities	21,258	-	21,258
Increase in accrued compensation payable	71,666	-	71,666
Net cash used in operating activities	(130,899)	(72,000)	(202,899)

Cash flows (used) in investing activities:
Net cash (used) in investing activities	-	-	-

Cash flows provided in financing activities:
Proceeds from issuance of common stock	300,000	72,000	372,000
Net cash provided in financing activities	300,000	72,000	372,000

Net (decrease) in cash during the year	169,101	-	169,101

Cash, beginning of year	-	-	-

Cash, end of year	$169,101	$-	$169,101

Supplementary Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 1: History and Organization of the Company

Associated Media Holdings, Inc. (formerly El Tigre Development Corporation) (hereinafter, the "Company") was incorporated under the laws of the state of Nevada on June 21, 2004. The Company’s principal offices are located in Long Beach, California.

On October 21, 2005, the Company changed its name to Associated Media Holdings, Inc. to further develop and promote the Ignition Website and Trademarks (hereinafter, the “Intangibles”) which focus on multi media content for mobile and portable cellular devices. On this same day, the board of directors approved an increase in the authorized number of common shares of the Company from 25,000,000 to 100,000,000 and changed its par value from $0.001 to $0.00025. This change is reflected in these financial statements.

The Company has yet to fully develop any material income from its stated primary objective and it is classified as a development stage company. All income, expenses, cash flows and stock transactions are reported since the beginning of development stage.

Note 2: Accounting Policies and Procedures

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summaries below.

Cash and Cash Equivalents: The Company considers all liquid assets with a maturity of three months or less from the date of purchases readily convertible into cash to be cash equivalents.

Concentrations: Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places its cash and cash equivalents at well-known, quality financial institutions.

Estimates: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

Development Stage Company: The Company is a development stage company as defined in Financial Accounting Standard Board Statement No. 7.

Income tax: The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 2: Accounting Policies and Procedures - continued

Basic net loss per share: Net loss per share is in accordance with SFAS No. 128, "Earnings per share". The Company does not have any potential outstanding common stock including options and warrants that would necessitate the computation of diluted net loss.

	For the Year Ended December 31,
	2005	2004
Basic earnings per share:
Income (loss) (numerator)	(177,823)	(72,000)
Weighted average number of shares outstanding - basic (denominator)	8,460,548	214,508

Per share amount	(0.02)	(0.34)

Note 3: Basis of Presentation and Going Concern Uncertainty

These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $250,031 since inception and has yet to achieve profitable operations. The Company’s continuation as a going concern is dependent on attaining profitable operations, restructuring its financial arrangements, and obtaining additional outside financing. The Company has funded losses from operations in the current year primarily through the issuance of its common stock. The Company anticipates that the issuance of debt and the sale of the Company’s restricted common stock will continue to fund operating losses in the short-term, or until revenues grow to the point where they are sufficient to cover operating costs and expenses, and retire the Company’s debt obligations.

Note 4: Intangible Asset

Through the issuance of 40,000,000 restricted common shares valued at $10,000, the Company acquired exclusive license rights to the Intangibles which consist of a website and the Ignition trademarks. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” purchased intangibles with finite lives are amortized. The useful lives of the Intangibles have been determined by management based upon the expected use of the asset by the Company which is determined to be 10 years. The Company recognizes amortization of the Intangibles on a monthly basis. As such, amortization expense for the years ended December 31, 2005 and 2004 is $208 and $0 respectively.

Note 5: Income Taxes

No provision was made for federal income tax. The Company has incurred net operating losses of approximately $250,000 since inception. The net operating loss carryforwards may be used to reduce taxable income through the year 2018, at which time begins to expire. In the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Note 5: Income Taxes - continued

The following table summarizes the tax expense (benefit) for the years ended December 31, 2005 and 2004.

	For the Year Ended December 31,
	2005	2004
Income tax expense (benefit)
Federal	$-	$-
State	-	-
Change in Deferred tax asset	60,520	24,480
Valuation allowance	(60,520)	(24,480)

Total Income tax expense (benefit)	$-	$-

The following table summarizes the significant components of the Company’s deferred tax asset at December 31, 2005 and 2004:

	For the Year Ended December 31,
	2005	2004
Deferred tax asset:
NOL Carryforward	85,000	24,480
Valuation allowance	(85,000)	(24,480)

Net deferred tax asset	$-	$-

Note 6: Accrued Compensation

The Company has several employment agreements with its officers and directors. Until the Company has sufficient funds to satisfy the outstanding debt, the Company will continue to accrue unpaid compensation on a quarterly basis. As of December 31, 2005 and 2004, the accrued compensation balance was $71,666 and $0, respectively.

Note 7: Stockholders’ Equity

On June 21, 2004 at inception, the Company issued 200,000 shares of common stock at $0.01 per share to its founder for cash consideration of $2,000.

On August 13, 2004, the Company issued 20,000 shares of common stock to an investor for cash totaling $70,000 of which 10,000 shares were issued at $2.00 per share and 10,000 shares were issued at $5.00 per share.

On October 17, 2005, the Company entered into a reorganization agreement with ZTH Management, LLC for the purpose of acquiring an exclusive license to use the Intangibles consisting of trademarks and a website. The Company issued 40,000,000 post split restricted common shares at par value for full consideration for the license agreement. The term of the agreement will remain in full force and effect until such time as the Intangibles become eminent domain.

On October 21, 2005, the board of directors approved an increase in the authorized number of common shares of the Company from 25,000,000 to 100,000,000 and changed its par value from $0.001 to $0.00025. This change is reflected in these financial statements.

On October 24, 2005, the board of directors approved a reverse split of the Company’s common stock on a 100 old for 1 new share basis. The split became effective on October 28, 2005. As a result of the reverse split, the total outstanding share balance was 220,000 shares. All share amounts in this report have been retroactively restated to reflect the stock split.

On December 5, 2005, the Company issued 300,000 restricted common shares through a private placement offering for cash at $1.00 per share. The proceeds have provided short-term operating capital.

Note 8: Non-Cash Transactions

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows.

During the year ended December 31, 2005, the following transactions were excluded from the statement of cash flows:

(A) The Company issued 40,000,000 post split restricted common shares at par value for full consideration for the license agreement. The license agreement includes Intangibles with an initial carrying value of $10,000.

Note 9: Related Party Transactions

On December 1, 2005, the Company entered into a consulting agreement with Clearvision, Inc., whose president is a shareholder of the Company. Clearvision, Inc. is to provide marketing and business consulting for a term of twelve months commencing on December 1, 2005. The fees associated with this agreement total $30,000. As of December 31, 2005, marketing fees in the amount of $2,500 have been expensed and the remaining $27,500 is included in Prepaid expenses.

Note 10: New Technical Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4 This Statement amends the guidance in ARB No. 43, Chapter 4 Inventory Pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 149 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 will not have an impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 152, Amendment of FASB Statement No. 66, Accounting for Sales of Real Estate, which references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 152 will not have an impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions, which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. This adoption of SFAS No. 153 did not have any impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised), Accounting for Stock-Based Compensation, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This adoption of SFAS No. 123 (revised) did not have any impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which primarily changes the requirements for the accounting for and reporting of a change in accounting principle for all voluntary changes or when an accounting pronouncement does not include specific transition provisions. This applies to any future accounting changes beginning in fiscal 2007.

In November 2005, the FASB issued FASB Staff Positions (“FSP”) SFAS 115-1 and SFAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” FSP SFAS 115-1 and SFAS 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. They also include accounting considerations subsequent to the recognition of an other-than-temporary impairment and require certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This adoption of FSP SFAS 115-1 and SFAS 124-1did not have any impact on the Company’s financial statements.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)

(A Development Stage Company)

Financial Statements for the Period and Year Ended

September 30, 2006 and December 31, 2005

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets
Cash	$358,421	$169,101
Accounts Receivable	31,500
Prepaid expenses	14,000	46,000

Total Current Assets	403,921	215,101

Property & Equipment, net of accumulated depreciation of $7,953	52,342	-

Other Assets
Deposits	20,000	-
Intangible assets, net of accumulated amortization of $958	9,042	9,792

Total Other Assets	29,042	9,792

Total Assets	$485,305	$224,893

Liabilities & Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$107,067	$21,258
Accrued compensation payable	190,221	71,666

Total Current Liabilities	297,288	92,924

Total Liabilities	297,288	92,924

Commitments	-	-

Stockholders’ Equity
Common Stock, $0.00025 par value, 100,000,000 shares authorized, 42,710,000 and 40,520,000 shares issued and outstanding, respectively, retroactively restated	10,739	10,130
Additional paid in capital	1,589,261	371,870
Accumulated deficit during development stage	(1,411,983)	(250,031)
Total Stockholders’ Equity	188,017	131,969

Total Liabilities & Stockholders’ Equity	$485,305	$224,893

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		June 21, 2004 (Date of Inception) to September 30,
	2006	2005	2006	2005	2006

Revenue	$1,690	$-	$1,690	$-	$1,690

Operating Expenses
Amortization and depreciation	4,657	-	8,703	-	8,911
Consulting expense	112,209	-	278,172	-	289,172
General & administrative	54,283	-	150,220	-	233,759
Internet protocol	372	-	24,092	-	38,442
Insurance	14,176	-	33,710	-	33,710
Marketing	43,722	-	114,582	-	119,479
Professional fees	37,610	-	105,423	-	159,793
Salaries & wages	130,616	-	416,050	-	497.717
Website development	43,000	-	119,456	-	119,456

Total Operating Expenses	440,645	-	1,250,408	-	1,500,439

(Loss) from Operations	(438,955)	-	(1,248,718)	-	(1,498,749)

Other Income (Expenses)
Other income	50,000	-	91,300	-	91,300
Other expense	(3,408)	-	(4,534)	-	(4,534)
Interest expense	2,404	-	-	-

Total Other Income (Expenses)	48,996	-	86,766	-	86,766

Net Income (Loss)	$(389,959)	$-	$(1,161,952)	$-	$(1,411,983)

Basic (Loss) per Share	$(0.01)	$(0.00)	$(0.03)	$(0.00)

Weighted Average Number of Shares Outstanding	42,893,424	220,000	41,547,894	220,000

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
From June 21, 2004 (Date of Inception) through September 30, 2006
(Unaudited)

	Common Stock		Additional Paid In	Accumulated Deficit During Development
	Shares	Amount	Capital	Stage
Balance, June 21, 2004, date of incorporation	-	$-	$-	$-

Shares issued for cash at $0.01 per share	200,000	50	1,950	-

Shares issued for cash at $2.00 per share	10,000	2	19,998	-

Shares issued for cash at $5.00 per share	10,000	3	49,997	-

Net loss during the period ended December 31, 2004	-	-	-	(72,000)

Balance, December 31, 2004	220,000	55	71,945	(72,000)

Shares issued for asset at par value per share	40,000,000	10,000	-	-

Shares issued in a private placement at $1.00 per share	300,000	75	299,925	-

Net loss during the year ended December 31, 2005	-	-	-	(178,031)

Balance, December 31, 2005	40,520,000	10,130	371,870	(250,031)

Shares issued in a private placement at $0.50 per share	2,436,000	609	1,217,391	-

Net loss during the nine months ended September 30, 2006	-	-	-	(1,161,952)

Balance, September 30, 2006	42,956,000	10,739	1,589,261	(1,411,983)

The number of shares issued and outstanding has been restated to give retroactive effect for a reverse stock split effective October 28, 2005 on a one for 100 basis. The par value and additional paid in capital were adjusted during the year ended December 31, 2005 to adjust the par value amount in conformity with the number of shares then issued.

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,		June 21, 2004 (Date of Inception) to September 30,
	2006	2005	2006
Cash flows (used) in operating activities:
Net loss for the year	$(1,161,952)	$-	$(1,411,983)
Changes in non-cash working capital items
related to operations:
Amortization & depreciation	8,703	-	8,911
(Increase) Decrease in accounts receivable	(31,500)	-	(31,500)
(Increase) Decrease in prepaid expense	32,000	-	(14,000)
(Increase) Decrease in deposit	(20,000)	-	(20,000)
Increase (Decrease) in accounts payable and accrued
liabilities	85,809	-	178,733

Increase (Decrease) in accrued compensation payable	118,555	-	118,555
Net cash (used) in operating activities	(968,385)	-	(1,171,284)

Cash flows (used) in investing activities:
Purchase of property & equipment	(60,295)	-	(60,295)
Net cash (used) in investing activities	(60,295)	-	(60,295)

Cash flows provided in financing activities:
Proceeds from issuance of note payable	225,000	-	225,000
Repayment of note payable	(225,000)	-	(225,000)
Proceeds from issuance of common stock	1,218,000	-	1,590,000
Net cash provided in financing activities	1,218,000	-	1,590,000

Net increase in cash during the year	189,320	-	358,421

Cash, beginning of year	169,101	-	-

Cash, end of year	$358,421	$-	$358,421

Supplementary Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 1: History and Organization of the Company

Associated Media Holdings, Inc. (formerly El Tigre Development Corporation) (hereinafter, the “Company”) was incorporated under the laws of the state of Nevada on June 21, 2004. The Company’s principal offices are located in Long Beach, California.

On October 21, 2005, the Company changed its name to Associated Media Holdings, Inc. to further develop and promote the Ignition Website and Trademarks (hereinafter, the “Intangibles”) which focus on multi media content for mobile and portable cellular devices. On this same day, the board of directors approved an increase in the authorized number of common shares of the Company from 25,000,000 to 100,000,000 and changed its par value from $0.001 to $0.00025. This change is reflected in these financial statements.

The Company has yet to fully develop any material income from its stated primary objective and it is classified as a development stage company. All income, expenses, cash flows and stock transactions are reported since the beginning of development stage.

Note 2: Accounting Policies and Procedures

The financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summaries below.

Cash and Cash Equivalents: The Company considers all liquid assets with a maturity of three months or less from the date of purchases readily convertible into cash to be cash equivalents.

Concentrations: Financial instruments that potentially subject the Company to concentrations of credit risks consist of cash and cash equivalents. The Company places its cash and cash equivalents at well-known, quality financial institutions.

Estimates: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

Development Stage Company: The Company is a development stage company as defined in Financial Accounting Standard Board Statement No. 7.

Income tax: The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 2: Accounting Policies and Procedures - continued

Accounts Receivable: Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect will be reported in the results of operations of the year in which those differences are determined, with an offsetting entry to a valuation allowance for accounts receivable. Balances which are still outstanding after management has used reasonable collection efforts will be written off through a charge to the valuation allowance and a credit to accounts receivable.

Financial Instruments: The Company believes the carrying amount of cash, accounts receivable and other current assets, accounts payable and accrued expenses approximates fair value due to their short maturity. The Company also believes the carrying amount of the Company’s long term assets and liabilities approximates fair value.

Property & Equipment: Property and equipment as of September 30, 2006 and December 31, 2005 consists of the following and are recorded at cost:

	September 30,	December 31,
	2006	2005
	(Unaudited)
Audio visual equipment	$17,949	$-
Computer equipment	25,803	-
Furniture & fixtures	16,543	-

Total Fixed Assets	$60,295	$-
Accumulated depreciation	(7,953)	-

Net Fixed Assets	$52,342	$-

Provision for depreciation of equipment is computed on the straight-line method for financial reporting purposes and is based upon the following estimated useful lives:

Audio visual equipment	3 years
Computer equipment	3 years
Furniture & fixtures	7 years

Maintenance, repairs, and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred. Depreciation charged to operations was $4,407 and $0 for the three months ended September 30, 2006 and 2005, respectively. Depreciation charged to operations was $7,953 and $0 for the nine months ended September 30, 2006 and 2005, respectively.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Basic net loss per share: Net loss per share is in accordance with SFAS No. 128, "Earnings per share". The Company does not have any potential outstanding common stock including options and warrants that would necessitate the computation of diluted net loss.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Basic earnings per share:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) (numerator)	$(389,959)	$-	$(1,161,952)	$-
Weighted average number of shares
outstanding - basic (denominator)	42,893,424	220,000	41,547,894	220,000

Per share amount	$(0.01)	$(0.00)	$(0.03)	$(0.00)

Note 3: Basis of Presentation and Going Concern Uncertainty

These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $1,411,983 since inception and has yet to achieve profitable operations. The Company’s continuation as a going concern is dependent on attaining profitable operations, restructuring its financial arrangements, and obtaining additional outside financing. The Company has funded losses from operations in the current year primarily through the issuance of its common stock. The Company anticipates that the issuance of debt and the sale of the Company’s restricted common stock will continue to fund operating losses in the short-term, or until revenues grow to the point where they are sufficient to cover operating costs and expenses, and retire the Company’s debt obligations.

Note 4: Intangible Asset

Through the issuance of 40,000,000 restricted common shares valued at $10,000, the Company acquired exclusive license rights to the Intangibles which consist of a website and the Ignition trademarks. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” purchased intangibles with finite lives are amortized and reviewed for impairment on an annual basis, which it completed during the fourth quarter of 2005 and no impairment was recognized. The useful lives of the Intangibles have been determined by management based upon the expected use of the asset by the Company which is determined to be 10 years. The Company recognizes amortization of the Intangibles on a monthly basis. As such, amortization expense for the three months ended September 30, 2006 and 2005 is $250 and $0, respectively. Amortization expense for the nine months ended September 30, 2006 and 2005 is $750 and $0, respectively.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 5: Income Taxes

No provision was made for federal income tax. The Company has incurred net operating losses of $1,411,983 since inception. The net operating loss carryforwards may be used to reduce taxable income through the year 2018, at which time it begins to expire. In the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The following table summarizes the tax expense (benefit) for the three and six months ended June 30, 2006 and 2005.

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income tax expense (benefit)
Federal	$-	$-	$-	$-
State	-	-	-	-
Change in Deferred tax asset	132,586	-	395,064	-
Valuation allowance	(132,586)	-	(395,064)	-

Total Income tax expense (benefit)	$-	$-	$-	$-

The following table summarizes the significant components of the Company’s deferred tax asset at September 30, 2006 and December 31, 2005:

	September 30,	December 31,
	2006	2005
Deferred tax asset:	(Unaudited)
NOL benefit	480,074	85,011
Valuation allowance	(480,074)	(85,011)

Net deferred tax asset	$-	$-

Note 6: Accrued Compensation

The Company has several employment agreements with its officers and directors. Until the Company has sufficient funds to satisfy the outstanding debt, the Company will continue to accrue unpaid compensation on a quarterly basis. As of September 30, 2006 and December 31, 2005, the accrued compensation balance was $190,221 and $71,666, respectively.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 7: Stockholders’ Equity

On October 17, 2005, the Company entered into a reorganization agreement with ZTH Management, LLC for the purpose of acquiring an exclusive license to use the Intangibles consisting of trademarks and a website. The Company issued 40,000,000 post split restricted common shares at par value for full consideration for the license agreement. The term of the agreement will remain in full force and effect until such time as the Intangibles become eminent domain.

On October 21, 2005, the board of directors approved an increase in the authorized number of common shares of the Company from 25,000,000 to 100,000,000 and changed its par value from $0.001 to $0.00025. This change is reflected in these financial statements.

On October 24, 2005, the board of directors approved a reverse split of the Company’s common stock on a 100 old for 1 new share basis. The split became effective on October 28, 2005. As a result of the reverse split, the total outstanding share balance was 220,000 shares. All share amounts in this report have been retroactively restated to reflect the stock split.

On December 5, 2005, the Company issued 300,000 restricted common shares through a private placement offering for cash at $1.00 per share. The proceeds have provided short-term operating capital.

During the three months ended June 30, 2006, the Company issued 2,190,000 shares of common stock through a private placement offering for cash at $0.50 per share for net cash proceeds of $1,095,000. During the three months ended September 30, 2006, the Company issued 246,000 shares of common stock through a private placement offering for cash at $0.50 per share for net cash proceeds of $123,000. The proceeds are intended to be used for marketing and funding of general operations in the next twelve months.

Note 8: Related Party Transactions

On December 1, 2005, the Company entered into a consulting agreement with Clearvision, Inc., a principal shareholder of the Company. Clearvision, Inc. is to provide marketing and business consulting for a term of twelve months commencing on December 1, 2005. The fees associated with this agreement total $30,000. As of September 30, 2006 and December 31, 2005, the total prepaid amount associated with this consulting agreement is $5,000 and $27,500, respectively.

Note 9: Operating Lease

On February 28, 2006, the Company entered into a lease agreement to lease office space at 5150 E. Pacific Coast Highway, Suite 300, Long Beach, California, 90804. The term of the lease is for 24 months commencing March 1, 2006 and expires on February 28, 2008. The Company pays $4,708 per month for a 2,354 square foot office, through February 28, 2007 at which point the monthly rent increases to $4,849.24 throughout the remainder of the lease term. Rent expense incurred for the nine months ended September 30, 2006 and September 30, 2005 were, $37,734 and $0, respectively.

Associated Media Holdings, Inc.
(Formerly El Tigre Development Corp.)
(A Development Stage Company)
Notes to the Financial Statements

Note 9: Operating Lease - continued

Total Lease Commitments:

September 30,
Year	2006
(Unaudited)
2006	$14,124
2007	57,908
2008	9,698
2009	-
2010	-
Thereafter	-

Total	$81,730

Note 10: New Technical Pronouncements - continued

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This applies to any future servicing assets and servicing liabilities beginning fiscal year 2007.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, whose purpose is to increase consistency and comparability of fair value estimates by: defining fair value, establishing a framework for measuring fair value; and expanding disclosure of fair value measurements. The pronouncement applies to other accounting pronouncements that require or permit fair value measurements. The statement emphasizes that fair value is a market based measurement other than a entity based. This applies to all financial instruments acquired or held by the Company beginning in fiscal 2008. The Company does not believe that the adoption of SFAS No. 157 will have a material impact on their financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plan”, whose purpose is to improve financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur. The Statement also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exception. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company does not believe that the adoption of SFAS No. 157 will have a material impact on their financial statements.

Note 11: Subsequent Events

Pursuant to a board resolution on October 16, 2006 the Company granted stock options totaling $1,895,000 at an exercise price of fifty cents. Included in the total amount are 1,495,000 of options at an exercise price of fifty cents granted to Directors and Advisors of the Company that are granted pursuant to contracts and are vested in equal parts over three years ( subject to ongoing service). As of September 30, 2006, no options had been granted under the plan.

Pursuant to an agreement dated July 31, 2006, the Company agreed to issue 600,000 shares of its common stock to Prima Worldwide, Inc. (“Prima”) in exchange for director recruitment services. In October 2006, the Company appointed two new members to its Board of Directors and two new members to its Advisory Board, each of which were introduced to the Company by Prima. The 600,000 shares were issued in October 2006.

Pursuant to a consulting agreement dated October 26, 2006, the Company issued 500,000 shares of its common stock to Kahane Entertainment, Inc. in consideration for business development advisory services.

Pursuant to a Limited Consulting Agreement dated October 16, 2006, the Company issued 2,000,000 shares of common stock to Clearvision International, Inc. in consideration for various media production and placement services.

Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy in any jurisdiction where such offer, or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,945,250 shares

ASSOCIATED MEDIA HOLDINGS, INC.

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

The Company’s articles of incorporation provide that the Company will indemnify any person who is or was a director, officer, employee, agent or fiduciary of the Company to the fullest extent permitted by applicable law. Nevada law permits a Nevada corporation to indemnify its directors, officers, employees and agents against liabilities and expenses they may incur in such capacities in connection with any proceeding in which they may be involved, if (i) such director or officer is not liable to the corporation or its stockholders due to the fact that his or her acts or omissions constituted a breach of his or her fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, or that with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s bylaws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person either is not liable pursuant to Nevada Revised Statutes 78.138 or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

The Company has entered into Indemnity Agreements because the Board believes that the company's directors' and officers' insurance does not fully protect the directors and executive officers and that the absence of Indemnity Agreements may threaten the quality and stability of the governance of the company by reducing the company's ability to attract and retain qualified persons to serve as directors and executive officers of the company, and by deterring such persons in the making of entrepreneurial decisions for fear of later legal challenge. In addition, the Board of Directors believes that the Indemnity Agreements complement the indemnification rights and liability protections currently provided directors and executive officers of the company under the Bylaws. These rights and protections were designed to enhance the company's ability to attract and retain highly qualified individuals to serve as directors and executive officers in view of the high incidence of litigation, often involving large amounts, against publicly-held companies and the need to provide such persons with reliable knowledge of the legal risks to which they are exposed. The Indemnity Agreements complement these rights and protections by providing directors and executive officers with contractual rights to indemnification, regardless of any amendment to or repeal of the indemnification provisions in the Bylaws. The company's Bylaws provide that the company shall indemnify to the fullest extent authorized or permitted by law directors and officers of the company who have been made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the company.

The Indemnity Agreements are predicated upon the Nevada Revised Statutes which recognize the validity of additional indemnity rights granted by contractual agreement. The Indemnity Agreements alter or clarify statutory indemnity provisions, in a manner consistent with the company's Bylaws, in the following respects; (i) indemnification is mandatory, rather than optional, to the full extent permitted by law, including partial indemnification under appropriate circumstances, except that the company is not obligated to indemnify an indemnitee with respect to a proceeding initiated by the indemnitee (unless the Board should conclude otherwise), payments made by an indemnitee in a settlement effected without the company's written consent, payments that are found to violate the law, conduct found to constitute bad faith or active and deliberate dishonesty or short-swing profit liability under Section 16(b) of the Exchange Act or to the extent that indemnification has been determined to be unlawful in an arbitration proceeding conducted pursuant to the provisions of the Indemnity Agreement; (ii) prompt payment of litigation expenses in advance is mandatory, rather than optional, provided the indemnitee undertakes to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified and provided the indemnitee did not initiate the proceeding; (iii) any dispute arising under the Indemnity Agreement is to be resolved through an arbitration proceeding, which will be paid for by the company unless the arbitrator finds that the indemnitee's claims or defenses were frivolous or in bad faith, unless such arbitration is inconsistent with an undertaking given by the company, such as to the Securities and Exchange Commission, that the company will submit to a court the question of indemnification for liabilities under the Securities Act of 1933, as amended, and be governed by the final adjudication of such issue; and (iv) mandatory indemnification shall be paid within 45 days of the company's receipt of a request for indemnification unless a determination is made that the indemnitee has not met the relevant standards for indemnification by the Board of Directors, or if a quorum of the directors is not obtainable, at the election of the company, either by independent legal counsel or a panel of arbitrators.

Item 25. Other expenses of issuance and distribution

The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee	$586
Blue Sky Fees and Expenses	5,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	50,000
Miscellaneous	$5,000
Total	$70,586

Item 26. Recent sales of unregistered securities

All of the share calculations set forth below have been adjusted for the 1-for-100 stock split effected and the reorganization consummated in October 2005.

On August 13, 2004, the original founder caused the company to issue in a private placement 20,000 shares of common stock to an investor for cash totaling $70,000, of which 10,000 shares were issued at $2.00 per share and 10,000 shares were issued at $5.00 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to one accredited investor who had access to all material information regarding our company.

On October 30, 2005, we issued to the principals of ZTH Management, LLC 40,000,000 shares of common stock in connection with the execution of the Reorganization Agreement and Website and Trademark License Agreement, both dated October 17, 2005. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to our current executive officers and directors who had access to all material information regarding our company.

On December 5, 2005, we issued 300,000 shares of our common stock through a private placement offering for cash at $1.00 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder. No general solicitation or advertising was made in connection with the offering, and the offering was made to one accredited investor who had access to all material information regarding our company.

From May 2006 to August 2006, we issued 2,391,000 shares of our common stock for aggregate consideration of $1,195,500 to accredited investors through a private placement offering for cash at $.50 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder. No general solicitation or advertising was made in connection with the offering, and the offering was made to accredited investors who had access to all material information regarding our company.

On April 15, 2006, we issued an additional 300,000 shares of common stock to the investor who purchased 300,000 shares of common stock for $1.00 per share on December 5, 2005 pursuant to an anti-dilution adjustment to the original purchase price of $1.00 per share. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder. No general solicitation or advertising was made in connection with the offering, and the offering was made to an accredited investor who had access to all material information regarding our company.

Pursuant to a consulting agreement dated February 15, 2006, we paid up front a fixed fee in the form of 500,000 shares of our common as compensation for Mr. Argyropoulos’ strategic advice and guidance in connection with our fundraising plans. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to an accredited investor who had access to all material information regarding our company.

Pursuant to a consulting agreement, dated June 20, 2006, as amended on July 31, 2006 and August 14, 2006, with Prima Worldwide, Inc. (“Prima”), we issued 600,000 shares of our common stock in exchange for Prima’s director and advisory board recruitment services. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to an accredited investor who had access to all material information regarding our company.

We have granted options to purchase 1,895,000 shares of common stock at an exercise price of $0.50 per share to various employees, consultants, advisory board members and non-employee directors pursuant to the Company’s 2006 Equity Incentive Plan. Such options were issued pursuant to Rule 701 under the Securities Act

Pursuant to an agreement dated October 26, 2006, we issued 500,000 shares of our common stock to Kahane Entertainment, Inc. in exchange for business development advisory services. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to an accredited investor who had access to all material information regarding our company.

Pursuant to a Limited Consulting Agreement, dated October 16, 2006, with Clearvision International, Inc. (“Clearvision”), we issued 2,000,000 shares of our common stock in exchange for Clearvision’s agreement to (i) develop and identify at least one celebrity spokesperson who will make appearances on behalf of us; (ii) develop strategic alliances with business and industry partners on our behalf that enhance or further advance our business; and (iii) develop marketing strategies, techniques, methods, procedures and materials as needed for continued advancement of our corporate mission statement. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. No general solicitation or advertising was made in connection with the offering, and the offering was made to an accredited investor who had access to all material information regarding our company.

Item 27. Exhibits

2.1*	Reorganization Agreement by and between Associated Media Holdings, Inc. and ZTH Management, LLC, dated October 17, 2005

3.1*	Amended and Restated Articles of Incorporation of Associated Media Holdings, Inc.

3.2*	Amended and Restated Bylaws of Associated Media Holdings, Inc.

5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

10.1*	Website and Trademark Licensing Agreement by and between ZTH Management, LLC and Associated Media Holdings, Inc., dated October 17, 2006

10.2*	Associated Media Holdings, Inc. 2006 Equity Compensation Plan

10.3*	Limited Consulting Agreement by and between Associated Media Holdings, Inc. and Clearvision International, Inc., dated October 16, 2006

10.4*	Consulting Agreement by and between Kahane Entertainment, Inc. and Associated Media Holdings, Inc., dated October 26, 2006

10.5*	Consulting Agreement by and between Prima Worldwide, Inc. and Associated Media Holdings, Inc.

10.6 A*	Employment Agreement by and between Associated Media Holdings, Inc. and Darryl Franklin

10.6 B*	Employment Agreement by and between Associated Media Holdings, Inc. and William Nosal

10.6 C*	Employment Agreement by and between Associated Media Holdings, Inc. and Ramon Ibe

10.7*	Consulting Agreement by and between Associated Media Holdings, Inc. and Peter Einstein

10.8*	Board of Directors Agreement by and between Associated Media Holdings, Inc. and Peter Einstein

10.9 *	Board of Directors Agreement by and between Associated Media Holdings, Inc. and Barry Hall

10.10*	Board of Advisors Agreement by and between Associated Media Holdings, Inc. and Kay Koplovitz

10.11*	Board of Advisors Agreement by and between Associated Media Holdings, Inc. and Stuart Williamson

10.12*	Form of Indemnity Agreement by and between Associated Media Holdings, Inc. and its executive officers and directors

10.13*	Form of Subscription Agreement

10.14*	Form of Lock-up Agreement

23.1*	Consent of Chisholm, Bierwolf & Nilson, LLC

23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (included in Exhibit 5.1)

*	Previously filed in Registration Statement on Form SB-2 (File No. 333-139640) filed with the SEC on December 22, 2006.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (“Securities Act”), Associated Media Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Long Beach, California onFebruary 9, 2007.

ASSOCIATED MEDIA HOLDINGS, INC.

By:	/s/ Darryl Franklin
Darryl Franklin President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Darryl Franklin		February 9, 2007
Darryl Franklin	President and Chief Executive Officer, Principal Accounting officer

/s/ *		February 9, 2007
Bill Nosal	Secretary, Treasurer, and Chief Operating Officer

/s/ *		February 9, 2007
Ray Ibe	Chief Marketing Officer, Director

/s/ *		February 9, 2007
Danny Way	Director

/s/ *		February 9, 2007
Peter Einstein	Director

/s/ *		February 9, 2007
Barry Hall	Director

/s/ Darryl Franklin
Darryl Franklin, Pursuant to powers of attorney previously filed as part of this Registration Statement

Exhibit Index

2.1*	Reorganization Agreement by and between Associated Media Holdings, Inc. and ZTH Management, LLC, dated October 17, 2005

3.1*	Amended and Restated Articles of Incorporation of Associated Media Holdings, Inc.

3.2*	Amended and Restated Bylaws of Associated Media Holdings, Inc.

5.1	Opinion of Shulman, Rogers, Gandal, Pordy & Ecker, P.A

10.1*	Website and Trademark Licensing Agreement by and between ZTH Management, LLC and Associated Media Holdings, Inc., dated October 17, 2005

10.2*	Associated Media Holdings, Inc. 2006 Equity Compensation Plan

10.3*	Limited Consulting Agreement by and between Associated Media Holdings, Inc. and Clearvision International, Inc., dated October 16, 2006

10.4*	Consulting Agreement by and between Kahane Entertainment, Inc. and Associated Media Holdings, Inc., dated October 26, 2006

10.5*	Consulting Agreements by and between Prima Worldwide, Inc. and Associated Media Holdings, Inc.

10.6 A*	Employment Agreement by and between Associated Media Holdings, Inc. and Darryl Franklin

10.6 B*	Employment Agreement by and between Associated Media Holdings, Inc. and William Nosal

10.6 C*	Employment Agreement by and between Associated Media Holdings, Inc. and Ramon Ibe

10.7*	Consulting Agreement by and between Associated Media Holdings, Inc. and Peter Einstein

10.8*	Board of Directors Agreement by and between Associated Media Holdings, Inc. and Peter Einstein

10.9*	Board of Directors Agreement by and between Associated Media Holdings, Inc. and Barry Hall

10.10*	Board of Advisors Agreement by and between Associated Media Holdings, Inc. and Kay Koplovitz

10.11*	Board of Advisors Agreement by and between Associated Media Holdings, Inc. and Stuart Williamson

10.12*	Form of Indemnity Agreement by and between Associated Media Holdings, Inc. and its executive officers and directors

10.13*	Form of Subscription Agreement

10.14*	Form of Lock-Up Agreement

23.1*	Consent of Chisholm, Bierwolf & Nilson, LLC

23.2	Consent of Shulman, Rogers, Gandal, Pordy & Ecker, P.A. (included in Exhibit 5.1)

*	Previously filed in Registration Statement on Form SB-2 (File No. 333-139640) filed with the SEC on December 22, 2006.